As filed with the Securities and Exchange Commission on April 16, 2012

Registration No. 333-180033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To The

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CoreLogic, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6361	95-1068610
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4 First American Way, Santa Ana, California 92707

(714) 250-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See table of Additional Registrants

With copies to:

Stergios Theologides, Esq. Senior Vice President, General Counsel and Secretary CoreLogic, Inc. 4 First American Way Santa Ana, CA 92707 Telephone: (714) 250-6400	Sharon R. Flanagan, Esq. Sidley Austin LLP 555 California Street, Suite 2000 San Francisco, CA 94104 Telephone: (415) 772-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
7.25% Senior Notes due 2021	$400,000,000	100%	$400,000,000	$45,840(3)
Guarantees of 7.25% Senior Notes due 2021(1)	$400,000,000	(2)	(2)	None

(1)

Each of the following subsidiaries of CoreLogic, Inc. (each, a “Guarantor” and collectively, the “Guarantors”) will guarantee the obligations of CoreLogic, Inc. under the 7.25% Senior Notes due 2021: American Driving Records, Inc.; America’s Innovative Insurance Solutions, Inc.; CompuNet Credit Services, LLC; CoreLogic Consumer Services, LLC; CoreLogic Commercial Real Estate Services, Inc.; CoreLogic Credco, LLC; CoreLogic Credco of Puerto Rico, LLC; CoreLogic Dorado, LLC; CoreLogic Due Diligence, LLC; CoreLogic Information Resources, LLC; CoreLogic Flood Services, LLC; CoreLogic Services, LLC; CoreLogic Solutions, LLC; CoreLogic SafeRent, LLC; CoreLogic Tax Services, LLC; CoreLogic Valuation Services, LLC; LeadClick Media, LLC; Multifamily Community Insurance Agency, LLC; Screeners Advantage, LLC; Teletrack, LLC; CoreLogic Default Information Services, LLC; CoreLogic National Background Data, LLC; CoreLogic Holdings II, Inc.; Statistics Data, Inc.

(2)	No additional consideration for the guarantees of the 7.25% Senior Notes due 2021 will be furnished. Pursuant to Rule 457(n), no additional registration fee is payable with respect to such guarantees.
(3)	Previously paid.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Additional Registrants*	Jurisdiction of Formation	I.R.S. Employer Identification No.
American Driving Records, Inc.	California	95-4226078
America’s Innovative Insurance Solutions, Inc.	California	94-2165595
CompuNet Credit Services, LLC	Delaware	80-0760282
CoreLogic Consumer Services, LLC	California	33-0966586
CoreLogic Commercial Real Estate Services, Inc.	Florida	59-3321058
CoreLogic Credco, LLC	Delaware	41-2181101
CoreLogic Credco of Puerto Rico, LLC	Delaware	43-1962619
CoreLogic Default Information Services, LLC	Florida	58-2595921
CoreLogic Dorado, LLC	California	94-3305742
CoreLogic Due Diligence, LLC	Delaware	45-3535203
CoreLogic Information Resources, LLC	Delaware	45-3534943
CoreLogic Flood Services, LLC	Delaware	94-3366403
CoreLogic Holdings II, Inc.	Delaware	27-2470946
CoreLogic National Background Data, LLC	Delaware	56-2480984
CoreLogic Services, LLC	Delaware	27-2602408
CoreLogic Solutions, LLC	California	33-0779353
CoreLogic SafeRent, LLC	Delaware	84-1543043
CoreLogic Tax Services, LLC	Delaware	94-3366404
CoreLogic Valuation Services, LLC	Delaware	94-3378502
LeadClick Media, LLC	California	68-0462450
Multifamily Community Insurance Agency, LLC	Maryland	52-2353174
Screeners Advantage, LLC	Delaware	54-1995316
Statistics Data, Inc.	Delaware	20-3600754
Teletrack, LLC	Georgia	58-1104686

*

The address for each of the Additional Registrants is c/o CoreLogic, Inc., 4 First American Way, Santa Ana, CA 92707. The primary standard industrial classification number for each of the Additional Registrants is 6361.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary Prospectus dated April 16, 2012

CoreLogic, Inc.

Offer to exchange

$400,000,000 7.25% Senior Notes due 2021

which have been registered under the Securities Act of 1933,

for any and all outstanding 7.25% Senior Notes due 2021 issued on May 20, 2011

The terms of the notes we are issuing will be substantially identical to the outstanding 7.25% Senior Notes due 2021 that we issued on May 20, 2011, except for the elimination of certain transfer restrictions, registration rights and the conditional right to receive additional interest payments.

The notes will mature on June 1, 2021. Interest on the notes is payable on June 1 and December 1 of each year.

We may redeem some or all of the notes at any time on or after June 1, 2016 at the redemption prices described in this prospectus. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before June 1, 2014 at the redemption price described in this prospectus. In addition, at any time prior to June 1, 2016, we may redeem some or all of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” premium. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

Each of our existing and future direct and indirect subsidiaries that guarantees our Senior Credit Facility (as defined in “Description of notes—Certain definitions”) will guarantee the notes. The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured debt and senior in right of payment to all of our existing and future subordinated debt. The notes will be effectively subordinated to any of our existing and future secured debt to the extent of the value of the assets securing such debt. The note guarantees will rank equally in right of payment with all of our subsidiary guarantors’ existing and future senior debt and senior in right of payment to all of our subsidiary guarantors’ existing and future subordinated debt. The note guarantees will be effectively subordinated to any of our subsidiary guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt. The notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.

The exchange offer expires at 5:00 p.m., New York City time,                     , 2012, unless extended by us. You should carefully review the procedures for tendering outstanding notes beginning on page 31 of this prospectus. If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer the outstanding notes will be restricted. The exchange of notes will not be a taxable event for U.S. federal income tax purposes. The exchange offer is not subject to any condition other than that the exchange offer does not violate any applicable law or SEC staff interpretations. No public market currently exists for the notes. We do not intend to list the notes on a securities exchange and, therefore, no active public market is anticipated.

See “Risk factors” beginning on page 11 for a discussion of certain risks that you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with other information, you should not rely on it.

We are offering to exchange the notes only in places where such offers and exchanges are permitted.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for restricted notes where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, until the earlier of (a) 180 days after the closing of the exchange offer or (b) the first day after the consummation of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation under SEC staff interpretations, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

This prospectus incorporates by reference certain business and financial information about us that is not included in or delivered with this document. You may obtain copies of the documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the following telephone number:

CoreLogic, Inc.

4 First American Way

Santa Ana, California 92707

Telephone: (714) 250-6400

Attention: Dan Smith, Investor Relations

To obtain timely delivery of documents requested, you must request the information no later than five business days prior to the expiration date for the exchange offer.

FORWARD-LOOKING STATEMENTS

This prospectus and certain information incorporated herein by reference contain forward-looking statements. All statements included or incorporated by reference in this prospectus, other than statements that are purely historical, are forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “should,” “would,” “could,” “may,” and similar expressions also identify forward-looking statements. The forward-looking statements include, without limitation, statements regarding our future operations, financial condition and prospects, operating results, revenues and earnings liquidity, our estimated income tax rate, unrecognized tax positions, amortization expenses, impact of recent accounting pronouncements, our acquisition and divestiture strategy and our growth plans for 2012, the Company’s share repurchases, the level of aggregate U.S. mortgage originations and inventory of delinquent mortgage loans and loans in foreclosure and the reasonableness of the carrying value related to specific financial assets and liabilities.

Our expectations, beliefs, objectives, intentions and strategies regarding future results are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by our forward-looking statements. These risks and uncertainties include, but are not limited to:

•	limitations on access to or increase in prices for data from external sources, including government and public record sources;

•

changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data;

•	compromises in the security of our data transmissions, including the transmission of confidential information or systems interruptions;

•	difficult conditions in the mortgage and consumer lending industries and the economy generally together with customer concentration;

•	our ability to protect proprietary technology rights;

•	our significant indebtedness and the restrictions in our various debt agreements;

•	our cost reduction plan and our ability to significantly decrease future allocated costs and other amounts in connection therewith;

•	risks related to the outsourcing of services and our international operations;

•	impairments in our goodwill or other intangible assets; and

•

the inability to realize the benefits of the transaction completed on June 1, 2010 by First American Corporation (“FAC”) in which FAC separated into two independent, publicly traded companies through a distribution of all of the then outstanding shares of FAC’s subsidiary, First American Financial Corporation (“FAFC”), to the holders of FAC’s common shares as of May 26, 2010 (the “Separation”) as a result of the factors described immediately above, as well as, among other factors, increased borrowing costs, competition between the resulting companies, increased operating or other expenses or the triggering of rights and obligations by the transaction or any litigation arising out of or related to the Separation.

We assume no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. These risks and uncertainties, along with the risk factors below under “Risk factors” should be considered in evaluating any forward-looking statements contained herein.

NOTICE TO CERTAIN INVESTORS

European Economic Area Investors

This prospectus has been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the placement contemplated in this prospectus may only do so in circumstances in which no obligation arises for the issuer, any of the guarantors or the exchange agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. None of the issuer, the guarantors or the exchange agent has authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the issuer, any of the guarantors or the exchange agent to publish a prospectus for such offer.

In relation to each Relevant Member State , the exchange agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer, the exchange agent or any guarantor to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

U.K. Investors

In the United Kingdom, this document is only being distributed to and is only directed at (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (2) high net worth companies, and other persons to whom it may lawfully be communicated falling within Article 49(2) (a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The exchange notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such exchange notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents incorporated or deemed to be incorporated by reference herein, including the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

OUR BUSINESS

We are a leading provider of property, financial and consumer information, analytics and services to mortgage originators and servicers, financial institutions and other businesses, government and government-sponsored enterprises. Our data, query, analytical and business outsourcing services help our customers to identify, manage and mitigate credit and interest rate risk. We have more than one million users who rely on our data and predictive decision analytics to reduce risk, enhance transparency and improve the performance of their businesses.

THE EXCHANGE OFFER

The exchange offer relates to the exchange of up to $400,000,000 aggregate principal amount of our 7.25% Senior Notes due 2021 that have been registered under the Securities Act for an equal aggregate principal amount of our restricted unregistered 7.25% Senior Notes due 2021 issued on May 20, 2011. The form and terms of the notes to be issued pursuant to the exchange offer are substantially the same as the form and terms of the restricted notes, except that the notes to be issued pursuant to the exchange offer have been registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to the conditional right to receive additional interest payments or to registration rights. We issued the restricted notes under an indenture which grants a number of rights. The notes to be issued pursuant to the exchange offer also will be issued under that indenture and will have the same rights under the indenture as the restricted notes. See “Description of notes.” We are offering to exchange $1,000 principal amount of notes for each $1,000 principal amount of restricted notes. This exchange offer is intended to satisfy your exchange rights under the registration rights agreement we entered into in connection with the issuance of the restricted notes.

No minimum condition	We are not conditioning the exchange offer on the tender of any minimum principal amount of restricted notes.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012 unless we decide to extend the exchange offer.

Withdrawal rights	Tenders of restricted notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. See “The exchange offer—Withdrawal rights.”

Conditions to the exchange offer

The exchange offer is not subject to any condition other than that the exchange offer does not violate any applicable law or applicable SEC staff interpretations. We reserve the right to terminate or end the exchange offer at any time before the expiration date if the foregoing conditions occur. For additional information, see “The exchange offer—Certain conditions to the exchange offer.”

Procedures for tendering restricted notes	If you are a holder of restricted notes who wishes to accept the exchange offer, you must:

•

arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the accompanying letter of transmittal, to the exchange agent in connection with a book-entry transfer; or

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent at the address provided in the section “The exchange offer—Exchange agent.”

Resale without further registration

We believe that you may resell or otherwise transfer the notes that you receive in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act so long as you meet the following conditions:

•	any notes to be received by you in the exchange offer will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes;

•	you are not an affiliate (within the meaning of Rule 405 under the Securities Act) of us or any of the guarantors;

•	you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the notes;

•

if you are a broker-dealer, you will receive notes in exchange for restricted notes that were acquired for your own account as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus in connection with any resale of such notes;

•

if you are a broker-dealer, you did not purchase the restricted notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or Regulation S under the Securities Act or any other available exemption from registration under the Securities Act; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

By tendering your restricted notes, you will be making representations to this effect. You may incur liability under the Securities Act if:

•	any of the representations listed above are not true; and

•

you transfer any note issued to you in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, unless the transfer otherwise meets an exemption from the registration requirements under the Securities Act.

We, the trustee and the exchange agent do not assume, or indemnify you against, liability under these circumstances which means that we, the trustee and the exchange agent will not protect you from any loss you incur as a result of this liability.

Restrictions on resale by broker-dealers

Each broker-dealer that has received notes pursuant to this exchange offer in exchange for restricted notes that were acquired for its own account as a result of market-making or other trading activities (a “participating broker-dealer”), must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. Participating broker-dealers who notify us may use this prospectus in connection with any resale until the earlier of (a) 180 days after the closing of the exchange offer or (b) the first day after the consummation of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation under SEC staff interpretations, subject to exceptions, including all rights to suspend the use of this prospectus as described under “Plan of distribution.” Each participating broker-dealer will be subject to certain of the civil liability provisions under the Securities Act in connection with resales made pursuant to this prospectus.

Special procedures for beneficial owners

If you beneficially own restricted notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your restricted notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal, either arrange to have your restricted notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time and may not be possible to complete before the exchange offer expires.

Guaranteed delivery procedures

If you wish to tender your restricted notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your restricted notes according to the guaranteed delivery procedures described in the section “The exchange offer—Procedures for tendering restricted notes.”

Acceptance of restricted notes and delivery of notes

We will accept for exchange all restricted notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The notes issued in the exchange offer will be delivered promptly following the expiration date. For additional information, see “The exchange offer—Acceptance of restricted notes for exchange; delivery of notes.”

Use of proceeds	We will not receive any proceeds from the issuance of notes in the exchange offer. We will pay for our expenses incident to the exchange offer.

U.S. federal income tax considerations

The exchange of notes for restricted notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. For additional information, see “U.S. federal income tax considerations” in this prospectus.

Consequences of failure to exchange notes

Any restricted notes that are not tendered in exchange for notes to be issued pursuant to the exchange offer will remain restricted following the exchange offer and will continue to be subject to transfer restrictions and to bear interest at the same per annum rate of interest, but will not be entitled to any additional interest or registration rights under the registration rights agreement relating to the restricted notes. If restricted notes are tendered and accepted by us in the exchange offer, a holder’s ability to sell any restricted notes that remain restricted could be adversely affected and there may be no trading market for the restricted notes. See “Risk factors—You may have difficulty selling the restricted notes that you do not exchange.”

Exchange agent	Wilmington Trust, National Association, is serving as exchange agent in connection with the exchange offer.

THE NOTES

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the notes, please refer to the section of this prospectus entitled “Description of notes.”

Issuer	CoreLogic, Inc.

Securities	$400 million aggregate principal amount of 7.25% Senior Notes due 2021.

Maturity date	June 1, 2021.

Interest payment dates	June 1 and December 1 of each year.

Interest on the notes to be issued in this exchange offer will accrue (1) from the last interest payment date on which interest was paid on the restricted notes surrendered in the exchange offer or (2) if no interest has been paid on such restricted notes, from the closing date of the issuance of such restricted notes.

Holders whose restricted notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the restricted notes; provided, that if the expiration date of the exchange offer falls after a record date for the payment of interest on the restricted notes but on or before the applicable interest payment date, the interest payable on such interest payment date shall be payable to the persons who were the record holders of the restricted notes as of such record date.

Guarantees

The notes will be guaranteed on a senior unsecured basis by all of our existing and future direct and indirect subsidiaries that guarantee our Senior Credit Facility (as defined in “Description of notes—Certain definitions”). Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of notes. See “Description of notes—Note guarantees.”

For the twelve months ended December 31, 2011, our non-guarantor subsidiaries:

•	represented approximately 8.1% of our operating revenue;

•	represented approximately (2.0)% of operating income; and

•	represented approximately 5.9% of our Adjusted EBITDA.

As of December 31, 2011, our non-guarantor subsidiaries:

•	represented approximately 12.9% of our total assets; and

•	had approximately $109.8 million of total liabilities, including debt and trade payables but excluding intercompany liabilities.

Ranking	The notes and the subsidiary guarantees will be our and the subsidiary guarantors’ senior unsecured obligations and will:

•	rank senior in right of payment to all of our and the subsidiary guarantors’ existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness;

•	be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of December 31, 2011:

•	we had approximately $908.3 million of total indebtedness (including the notes), $453.1 million of which ranked equally with the notes and $34.8 million of which was subordinated to the notes;

•	of our total indebtedness, there was approximately $392.3 million of secured indebtedness under our credit facility to which the notes would have been effectively subordinated;

•	we had commitments available to be borrowed under our credit facility of approximately $499.0 million; and

•	our non-guarantor subsidiaries had approximately $109.8 million of total liabilities (including trade payables), all of which were structurally senior to the notes.

See “Capitalization.”

Similarly, the guarantees of the notes by our subsidiary guarantors will be unsecured obligations of our subsidiary guarantors and will rank equally in right of payment to all existing and future unsecured senior debt of such subsidiary guarantors and senior in right of payment to all existing and future unsecured subordinated debt of such subsidiary guarantors.

The notes will be effectively subordinated to our existing and future secured indebtedness (including under our senior secured credit facilities) to the extent of the assets securing that indebtedness.

Optional redemption

The notes will be redeemable at our option, in whole or in part, at any time on or after June 1, 2016, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to June 1, 2014, we may redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 107.25% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to June 1, 2016, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole premium.”

Change of control offer

Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of notes—Repurchase at the option of holders—Change of control.”

Asset disposition offer

If the issuer or its restricted subsidiaries sell assets, under certain circumstances, the issuer will be required to use the net proceeds to make an offer to purchase notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the repurchase date. See “Description of notes—Repurchase at the option of holders—Asset sales.”

Certain covenants

We will issue the notes under an indenture with Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of notes.”

Use of proceeds

We will not receive any cash proceeds from the issuance of the notes. We used the net proceeds from the sale of the restricted notes to repay a portion of our outstanding indebtedness under our then existing credit facility and other outstanding long-term indebtedness. See “Use of proceeds.”

Risk factors	See “Risk factors” for a discussion of certain factors that you should carefully consider before participating in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the periods shown. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings for this purpose is defined as: pretax income from continuing operations before income taxes and equity in earnings of affiliates adjusted by adding back fixed charges expensed during the period, distributed income from equity investees, preference security dividends and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include debt expense (interest expense and the amortization of deferred financing costs), the estimated interest component of rent expense on operating leases which represents a reasonable approximation of the interest component, and capitalized interest.

	Year Ended December 31,
	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	2.35x	2.09x	1.93x	1.39x	1.64x

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus before deciding whether to purchase the notes. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements” in this prospectus.

Risks Related to Our Business

We depend on our ability to access data from external sources to maintain and grow our businesses. If we are unable to access needed data from these sources or if the prices charged for these services increase, the quality, pricing and availability of our products and services may be adversely affected, which could have a material adverse impact on our business, financial condition, and results of operations.

We rely extensively upon data from a variety of external sources to maintain our proprietary and non-proprietary databases, including data from third-party suppliers, various government and public record sources and data contributed by our customers. Our data sources could withdraw their data from us, increase the price we pay for their data, or limit our use of their data for a variety of reasons, including legislatively or judicially imposed restrictions on use. If a number of suppliers are no longer able or are unwilling to provide us with certain data, or if our public record sources of data become unavailable or the cost becomes economically unfeasible, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and efficiently and effectively integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Additionally, if one or more of our suppliers terminates our existing agreements with them, there is no assurance that we will obtain new agreements with other suppliers on terms favorable to us, if at all. Loss of such access or the availability of data in the future on commercially reasonable terms or at all may reduce the quality and availability of our services and products, which could have a material adverse effect on our business, financial condition and results of operations.

Moreover, some of our suppliers compete with us in certain product offerings, which may make us vulnerable to unpredictable price increases. Significant price increases could have a material adverse effect on our operating margins and our financial position, in particular, if we are unable to arrange for substitute sources of data on more favorable economic terms.

Failure to comply with government regulations or changes in government regulations could result in regulatory penalties or prohibit or limit our or our customers’ operations or make it more burdensome to conduct such operations, which could have a material adverse effect on revenues, earnings and cash flows.

Many of our and our customers’ businesses are subject to various federal, state, local and foreign laws and regulations. Our failure to comply with any applicable laws and regulations could result in restrictions on our ability to provide certain services, imposition of civil fines and criminal penalties, substantial regulatory and compliance costs, litigation expense, adverse publicity and loss of revenue. In addition, independent auditors annually review several of our operations to provide reports on internal controls for our customers and our customers’ auditors and regulators. Moreover, since we provide a variety of key services to federally regulated financial institutions, it appears more likely that federal financial institution regulators will also seek to perform compliance examinations on various parts of our operations. In addition, several of our largest bank customers are subject to consent orders with the Office of the Comptroller of the Currency which require them to exercise greater oversight and perform more rigorous audits of their vendors like us.

Additional changes in the applicable regulatory environment or interpretations of existing regulations or statutes or enhanced governmental oversight of us or our customers could negatively affect our operations. These changes may compel us to increase our prices in certain situations or decrease our prices in other situations, may restrict our ability to implement price increases, and may limit the manner in which we conduct our business or otherwise may have a negative impact on our ability to generate revenues, earnings and cash flows.

In addition, the Dodd-Frank Act and the extensive regulations being promulgated thereunder materially alter consumer and financial markets regulation. The Dodd-Frank Act expands regulation of real estate appraisals, appraisal management companies, broker price opinions, or BPOs, and automated valuation models, or AVMs. We also believe it is likely that some of our activities, such as our credit reporting businesses, will be subject to examination and more active oversight by the Consumer Financial Protection Bureau created by the Dodd-Frank Act. If we are unable to adapt our products and services to conform to the new laws and regulations, or if these laws and regulations continue to have a negative impact on our customers, we may experience customer losses or increased operating costs, and our business and results of operations could be negatively affected.

Regulatory developments with respect to use of consumer data and public records could have a material adverse effect on our business, financial condition and results of operations.

Because our databases include certain public and non-public personal information concerning consumers, we are subject to government regulation and potential adverse publicity concerning the use of consumer data. We provide many types of consumer data and related services that already are subject to regulation under the Fair Credit Reporting Act, or FCRA, the Gramm-Leach-Bliley Act, or, GLBA, and the Driver’s Privacy Protection Act and, to a lesser extent, various other federal, state, and local laws and regulations. These laws and regulations are designed to protect the privacy of the public and to prevent the misuse of personal information in the marketplace. Failure to comply with these laws by us could result in substantial regulatory penalties, litigation expense and loss of revenue.

In addition, our data suppliers face similar regulatory requirements and, consequently, they may cease to be able to provide data to us or may substantially increase the fees they charge us for this data which may make it financially burdensome or impossible for us to acquire data that is necessary to offer our products and services. Further, many consumer advocates, privacy advocates and government regulators believe that existing laws and regulations do not adequately protect privacy. As a result, they are seeking further restrictions on the dissemination or commercial use of personal information to the public and private sectors. Any such restrictions may reduce the quality and availability of our products and services, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect our information systems against data corruption, cyber-based attacks or network security breaches, or if we are unable to provide adequate security in the electronic transmission of sensitive data, it could have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on information technology networks and systems, including the Internet, to securely process, transmit and store electronic information. In particular, we depend on our information technology infrastructure for business-to-business and business-to-consumer electronic commerce. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Unauthorized access could jeopardize the security of information stored in our systems and can lead to “phishing” schemes whereby unauthorized persons pose as employees or other valid personnel and seek to obtain personal or confidential information from our systems. In addition, malware or viruses could jeopardize the security of information stored or used in a user’s computer. If we are unable to prevent such security or privacy breaches, our operations could be disrupted, or we may suffer loss of reputation, financial loss and other regulatory penalties because of lost or misappropriated information, including sensitive consumer data.

Likewise, our customers are increasingly imposing more stringent contractual obligations on us relating to our information security protections. If we are unable to maintain protections and processes at a level commensurate with that required by our large customers, it could negatively affect our relationships with those customers or increase our operating costs, which could harm our business or reputation.

Systems interruptions may impair the delivery of our products and services, causing potential customer and revenue loss.

System interruptions may impair the delivery of our products and services, resulting in a loss of customers and a corresponding loss in revenue. We depend heavily upon computer systems located in our data centers, including our centers in Santa Ana, California and Westlake, Texas. Certain events beyond our control, including natural disasters and telecommunications failures, could interrupt the delivery of products and services. These interruptions also may interfere with our suppliers’ ability to provide necessary data and our employees’ ability to attend work and perform their responsibilities. Such interruptions and intrusions may cause a loss of customers or a loss in revenue.

Our revenue from customers in the mortgage and consumer lending industries is affected by the volume of real estate transactions. As a result, declines in transaction volumes in these industries may materially adversely affect our business and results of operations.

A significant portion of our revenue is generated from solutions we provide to the mortgage and consumer lending industries. These industries have been affected by decreased volumes in mortgage origination and residential real estate transactions. Reductions in these transaction volumes could materially adversely affect our business, financial condition and results of operations. In addition, declines in the level of loans seriously delinquent (loans delinquent 90 days or more) or loans in foreclosure and delays in the default cycle continue to negatively affect the demand for many of our products and services in our default services segment. These economic conditions have also had an impact on and continue to impact the performance and financial condition of some of our customers in many of our businesses, which may lead to negative impacts on our revenue, earnings and liquidity.

We do not solely control the operations and dividend policies of our partially-owned affiliates, including our National Joint Ventures. A decrease in earnings or dividends from these joint ventures could have a negative impact on our earnings and cash flow.

In our National Joint Ventures with some of our largest customers, we share control of the management of the operations of the joint venture with the other partner. As a result, we cannot solely dictate the business strategy, operations or dividend policies of these joint ventures without the cooperation of the respective partners. A decrease in earnings and dividends derived from these joint ventures could have a negative impact on our earnings and cash flow, and we may not have the ability to prevent such a decrease. In addition, our joint venture partners could decide to exit the joint venture or otherwise terminate the operations, which could have a material adverse effect on our business and results of operations.

We rely on our top customers for a significant portion of our revenue and profit, which makes us susceptible to the same macro-economic factors that our customers face. If these customers are negatively impacted by current economic conditions, or if the terms of our relationships with these customers change, our business, financial condition and results of operations could be adversely affected.

The ten largest U.S. mortgage originators generated 40.3% of our 2011 operating revenues for the year ended December 31, 2011, and one customer, Wells Fargo, N.A., accounted for 11.4% of our 2011 operating revenues. These customers face continued pressure in the current economic and regulatory climate. Many of our relationships with these customers are long-standing and are important to our future operating results, but there is no guarantee that we will be able to retain or renew existing agreements or maintain our relationships on acceptable terms or at all. Deterioration in any of these relationships could significantly reduce our revenue and could adversely affect our business, financial condition and results of operations.

We rely upon proprietary technology and information rights, and if we are unable to protect our rights, our business, financial condition and results of operations could be harmed.

Our success depends, in part, upon our intellectual property rights. We rely primarily on a combination of patents, copyrights, trade secrets, and trademark laws and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology and information. This protection is limited, and our intellectual property could be used by others without our consent. In addition, patents may not be issued with respect to our pending or future patent applications, and our patents may not be upheld as valid or may not prevent the development of competitive products. Any infringement, disclosure, loss, invalidity of, or failure to protect our intellectual property could negatively impact our competitive position, and ultimately, our business. Moreover, litigation may be necessary to enforce or protect our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation could be time-consuming, result in substantial costs and diversion of resources and could harm our business, financial condition, results of operations and cash flows.

If our products or services are found to infringe on the proprietary rights of others, we may be required to change our business practices and may also become subject to significant costs and monetary penalties.

As we continue to develop and expand our products and services, we may become increasingly subject to infringement claims from third parties such as non-practicing entities, software providers or suppliers of data. Likewise, if we are unable to maintain adequate controls over how third-party software and data are used we may be subject to claims of infringement. Any claims, whether with or without merit, could:

•	be expensive and time-consuming to defend;

•	cause us to cease making, licensing or using applications that incorporate the challenged intellectual property;

•	require us to redesign our applications, if feasible;

•	divert management’s attention and resources; and

•	require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations. If we cannot make scheduled payments on our debt, we will be in default and holders of the notes or the lenders under our credit facilities could declare all outstanding principal and interest to be due and payable, and the lenders under our credit facilities could terminate their revolving commitments to loan money and foreclose against the assets securing their borrowings, and we could be forced into bankruptcy or liquidation.

We operate in a competitive business environment, and if we are unable to compete effectively our results of operations and financial condition may be adversely affected.

The markets for our products and services are intensely competitive. Our competitors vary in size and in the scope and breadth of the services they offer. We compete for existing and new customers against both third parties and the in-house capabilities of our customers. Some of our competitors, such as the credit bureaus, have substantial resources. Some have widely-used technology platforms that they seek to use as a competitive advantage to drive sales of other products and services. In addition, we expect that the markets in which we compete will continue to attract new competitors and new technologies. These competitors and new technologies may render our existing technology obsolete, resulting in operating inefficiencies and increased competitive pressure. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures we face in the markets in which we operate will not materially adversely affect our business, financial condition and results of operations.

The acquisition, integration or divestiture of businesses by us may not produce the desired financial or operating results.

During 2011, we completed the acquisitions of various businesses in separate transactions, and announced the planned divestiture of certain other businesses to better align with our strategic focus. Expected benefits, synergies and growth from these initiatives may not materialize as planned. In addition, we may have difficulty integrating our completed or any future acquisitions into our operations. If we fail to properly integrate acquired businesses, products, technologies and personnel, it could impair relationships with employees, customers and strategic partners, distract management attention, result in control failures and otherwise disrupt our ongoing business and harm our results of operations. We also may not be able to retain key management and other critical employees after an acquisition. In addition, our future business strategy may include growth through strategic acquisitions, and we may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue acquisitions or complete acquisitions on satisfactory terms.

Our international outsourcing service providers and our own international operations subject us to additional risks, which could have an adverse effect on our results of operations. Dependence on these operations, in particular our outsourcing arrangements, may impair our ability to operate effectively.

Over the last few years, we have reduced our costs by utilizing lower cost labor outside the U.S. in countries such as India and the Philippines, primarily through outsourcing arrangements. These countries are subject to relatively higher degrees of political and social instability than the U.S. and may lack the infrastructure to withstand political unrest or natural disasters. Such disruptions can impact our ability to deliver our products and services on a timely basis if at all, and to a lesser extent can decrease efficiency and increase our costs. Weakness of the U.S. dollar in relation to the currencies used and higher inflation rates experienced in these countries may also reduce the savings we planned to achieve through this strategy. Furthermore, the practice of utilizing labor based in foreign countries has come under increased scrutiny in the United States and, as a result, some of our customers may require us to use labor based in the U.S. We may not be able to pass on the increased costs of higher-priced U.S.-based labor to our customers, which ultimately could have an adverse effect on our results of operations.

There is a possibility that the foreign countries in which we have outsourcing arrangements or operate could adopt new legislation or regulations that would adversely affect our business by making it difficult, more costly or impossible for us to continue our foreign activities as currently being conducted. In addition, in many foreign countries, particularly in those with developing economies, it is common to engage in business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act or FCPA. Any violations of FCPA or local anti-corruption laws by us, our subsidiaries or our local agents, could have an adverse effect on our business and reputation and result in substantial financial penalties or other sanctions.

We may not realize the full benefit of our outsourcing arrangements, which may result in increased costs, or may adversely affect our service levels for our customers.

We outsource various business process and information technology services to various third parties, including the outsourcing arrangement we entered into with a subsidiary of Cognizant Technology Solutions, and may outsource additional functions to third-party providers in the future. Under our outsourcing arrangements, we rely on the outsource partners to provide services on a timely and effective basis. Although we have service level arrangements governing the performance of these third parties, we do not ultimately control the performance of our outsourcing partners. To the extent our customers object to the outsourcing of services we provide for them either because the services are provided offshore or because of quality issues, we may be required to perform such services directly at a higher cost. The failure of our outsourcing partners to perform as expected or as contractually required could result in significant disruptions and costs to our operations, and to the services we provide to our customers, which could materially and adversely affect our business, customer relationships, financial condition, operating results and cash flow.

Our outsourcing arrangement with Cognizant Technology Solutions subjects us to a net cumulative minimum commitment of approximately $303.5 million, plus applicable inflation adjustments, over the next five years, which we are required to pay regardless of the actual value of the services it provides. This minimum commitment could negatively affect our cost structure and our ability to divest operations which utilize services under this outsourcing agreement.

We may not be able to attract and retain qualified management or develop current management to keep pace with company growth, which could have an adverse effect on our ability to maintain or increase our product and service offerings.

We rely on skilled management and our success depends on our ability to attract, train and retain a sufficient number of such individuals. If our attrition rate increases, our operating efficiency and productivity may decrease. We compete for talented individuals not only with other companies in our industry but also with companies in other industries, such as software services, engineering services and financial services companies, and there is a limited pool of individuals who have the skills and training needed to grow our company. Increased attrition or competition for qualified management could have an adverse effect on our ability to expand our business and product offerings, as well as cause us to incur greater personnel expenses and training costs.

We have substantial investments in recorded goodwill as a result of prior acquisitions and an impairment of these investments would require a write-down that would reduce our net income.

In accordance with generally accepted accounting principles, or GAAP, existing goodwill is not amortized but instead is required to be assessed for impairment annually or sooner if circumstances indicate a possible impairment. Factors that could lead to impairment of goodwill include significant underperformance relative to historical or projected future operating results, a significant decline in our stock price and market capitalization and negative industry or economic trends. In the event that the book value of goodwill is impaired, any such impairment would be charged to earnings in the period of impairment. In the event of significant volatility in the capital markets or a worsening of current economic conditions, we may be required to record an impairment charge, which would negatively impact our results of operations. Possible future impairment of goodwill under accounting guidance may have a material adverse effect on our business, financial condition and results of operations.

The impact and results of the announcement that we were evaluating strategic alternatives, and the subsequent announcement that the review has terminated, are uncertain.

On August 29, 2011, we announced that our Board of Directors formed a committee of independent directors to explore a wide range of strategic alternatives aimed at enhancing stockholder value, including, but not limited to, cost savings initiatives, an evaluation of our capital structure, possible repurchases of debt and common stock, the potential disposition of business lines, the potential sale or business combination of us and other alternatives. On February 27, 2012, we announced that the independent committee had concluded its review of strategic alternatives. The independent committee determined that, after a thorough review of the various alternatives, it would be in the best interest of CoreLogic and its stockholders for the Company to continue its present strategic course toward increased value creation for stockholders. Although now concluded, the strategic review process added a level of uncertainty to our business and operations, including in the customer purchase and renewal and employee hiring and retention contexts. In addition to the business risks, the market price of our common stock could continue to be subject to fluctuation.

We may not be able to effectively achieve our cost-containment or growth strategies, which could adversely affect our financial condition or results of operations.

Our cost-containment and growth strategies include strategic outsourcing, labor management, streamlining functions and improving overall processes. Although we have implemented many of these plans, we cannot guarantee that we will be able to realize all of the projected benefits of our cost-containment and growth strategies. Our cost-containment efforts could impair our ability to attract and retain resources and can also prohibit us from being able to execute effectively and efficiently on our plans.

Risks Relating to the Separation of FAFC

Our historical financial information may not be indicative of our future results as a stand-alone company.

The historical financial information we have included in prior filings for periods ending prior to June 1, 2010, and the unaudited pro forma consolidated financial statements as of and for the twelve months ended December 31, 2009 filed on Form 8-K on March 22, 2010, may not reflect what our results of operations, financial condition and cash flows would have been had we been a stand-alone company during the periods presented and may not be indicative of what our results of operations, financial condition and cash flows may be in the future now that we are a stand-alone company. Specifically, the pro forma financial information and the financial information does not reflect any increased costs associated with being a stand-alone company, including changes in our cost structure and personnel needs.

The Separation could give rise to liabilities, increased operating expense or other unfavorable effects that may not have otherwise arisen.

The Separation may lead to increased operating and other expenses, both of a non-recurring and a recurring nature, and changes to certain operations, which expenses or changes could arise pursuant to arrangements made with FAFC or the triggering of rights and obligations to other parties. In addition, the Separation may provide more competition in our business than it would have if the companies remained together. For example, FAFC has a small offering of appraisal-related services that may compete with certain of our products and services. With the exception of a noncompetition agreement related to the tax services business, there will be no prohibition on either us or FAFC competing with each other. Litigation with FAFC or other parties could also arise out of the transaction.

We are responsible for a portion of FAFC’s contingent and other corporate liabilities.

Under the separation and distribution agreement (the “separation and distribution agreement”) we entered into with FAFC and related agreements, subject to certain exceptions contained in the tax sharing agreement (the “tax sharing agreement”), we and FAFC are each responsible for 50% of certain of FAC’s contingent and other corporate liabilities. External costs and expenses associated with the management of these contingent and other corporate liabilities are shared equally. These contingent and other corporate liabilities primarily relate to any third party claims related to the Separation or the Distribution. Contingent and other corporate liabilities that relate only to the information solutions business were generally allocated to us and those that relate only to the financial services business were generally allocated to FAFC.

If FAFC were to default on a payment obligation related to these liabilities, we may be required to pay the amount in default. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of the agreed-upon share of the contingent and other corporate liabilities, including associated expenses.

We share responsibility with FAFC for certain income tax liabilities for tax periods prior to and including the date of the Distribution.

Under the tax sharing agreement, we are generally responsible for taxes attributable to members of the information solutions group of companies or the assets, liabilities or businesses of the information group of companies and FAFC is generally responsible for all taxes attributable to members of the FAFC group of companies or the assets, liabilities or businesses of the FAFC group of companies. Generally, any liabilities arising from adjustments to prior year (or partial year with respect to 2010) consolidated tax returns will be shared in proportion to each company’s percentage of the tax liability for the relevant year (or partial year with respect to 2010), unless the adjustment is attributable to either party, in which case the adjustment will generally be for the account of such party. In addition to this potential liability associated with adjustments for prior periods, if FAFC were to fail to pay any tax liability it is required to pay under the tax sharing agreement, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of tax liabilities.

If the Distribution or certain internal transactions undertaken in anticipation of the Separation are determined to be taxable for U.S. federal income tax purposes, we, our stockholders that are subject to U.S. federal income tax and FAFC will incur significant U.S. federal income tax liabilities.

In connection with the Separation we received a private letter ruling from the IRS to the effect that, among other things, certain internal transactions undertaken in anticipation of the Separation will qualify for favorable treatment under the Code, the contribution by us of certain assets of the financial services businesses to FAFC, and the pro-rata distribution to our shareholders of the common stock of FAFC will, except for cash received in lieu of fractional shares, qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. In addition, we received opinions of tax counsel to similar effect. The ruling and opinions relied on certain facts, assumptions, representations and undertakings from us and FAFC regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings is incorrect or not otherwise satisfied, we and our stockholders may not be able to rely on the ruling or the opinions of tax counsel and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinions of tax counsel, the IRS could determine on audit that the Separation is taxable if it determines that any of these facts, assumptions, representations or undertakings were not correct or have been violated or if it disagrees with the conclusions in the opinions that were not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of us or FAFC after the Separation. If the Separation is determined to be taxable for U.S. federal income tax purposes, we and our stockholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities.

In addition, under the terms of the tax sharing agreement, in the event the Distribution were determined to be taxable and such determination were the result of actions taken after the Distribution by us or FAFC, the party responsible for such failure would be responsible for all taxes imposed on us or FAFC as a result thereof.

In connection with the Separation, we entered into a number of agreements with FAFC setting forth rights and obligations of the parties post Separation. In addition, certain provisions of these agreements provide protection to FAFC in the event of a change of control of us, which could reduce the likelihood of a potential change of control that our stockholders may consider favorable.

In connection with the Separation, we and FAFC entered into a number of agreements that set forth certain rights and obligations of the parties post-Separation, including the separation and distribution agreement, the tax sharing agreement, a restrictive covenants agreement pursuant to which FAFC is restricted in certain respects from competing with the Company in our tax services business within the United States for a period of ten years from the date of the Separation, certain transition services agreements and leases for our data center and headquarters facilities in Santa Ana. We possess certain rights under those agreements, including without limitation indemnity rights from certain liabilities allocated to FAFC. The failure of FAFC to perform its obligations under the agreements could have an adverse effect on our financial condition, results of operations and cash flows.

In addition, the separation and distribution agreement gives FAFC the right to purchase the equity or assets of our entity or entities directly or indirectly owning the real property databases that we currently own upon the occurrence of certain triggering events. The triggering events include the direct or indirect purchase of the databases by a title insurance underwriter (or its affiliate) or an entity licensed as a title insurance underwriter, including a transaction where a title insurance underwriter (or its affiliate) acquires 25% or more of us. Such a triggering event also triggers the ability of FAFC to terminate our data center and headquarters leases upon 30 days notice. The purchase right expires June 1, 2020. Until the expiration of the purchase right, this provision could have the effect of limiting or discouraging an acquisition of us or preventing a change of control that our stockholders might consider favorable. Likewise, if a triggering event occurs, the loss of ownership of our real property database and our need to move our headquarters and data center very abruptly could have a material adverse effect on our financial condition, business and results of operations.

We might not be able to engage in desirable strategic transactions and equity issuances following the Separation because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

Our ability to engage in significant equity transactions could be limited or restricted in order to preserve for U.S. federal income tax purposes the tax-free nature of the Distribution by FAC. Even if the Distribution otherwise qualified for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, it may result in corporate level taxable gain to us under Section 355(e) of the Code if 50% or more, by vote or value, of our common stock or FAFC’s common stock are acquired or issued as part of a plan or series of related transactions that includes the Distribution. For this purpose, any acquisitions or issuances of shares of FAC’s common stock within two years before the Distribution, and any acquisitions or issuances of our common stock or FAFC’s common stock within two years after the Distribution generally are presumed to be part of such a plan, although FAFC or we may be able to rebut that presumption.

Prior to the Distribution, FAC issued to FAFC and FAFC’s principal title insurance subsidiary a total of approximately 13 million shares of common stock, which represented approximately 11% of FAC’s shares outstanding at the time of the issuance. In addition, in November 2009 FAC issued approximately 9.5 million shares of common stock in connection with its acquisition of the minority interest shares of its then publicly traded subsidiary, First Advantage Corporation. This represented approximately 9% of FAC’s shares currently outstanding. Both of these issuances could count towards the 50% limitation, which could hinder our ability to issue additional shares during the two year period following the Distribution. If an acquisition or issuance of our common stock or FAFC’s common stock triggers the application of Section 355(e) of the Code, we would recognize taxable gain for which FAF could be wholly or partially liable as described above.

Under the tax sharing agreement, there are restrictions on our ability and FAFC’s ability to take actions that could cause the Distribution to fail to qualify as a tax-free transaction, including redemption of equity securities, a sale or other disposition of a substantial portion of assets, and an acquisition of a business or assets with equity securities. These restrictions will apply for 25 months following the Distribution, unless the party seeking to engage in such activity obtains the consent of the other party or obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized firm that such action will not cause the Distribution to fail to qualify as a tax-free transaction, and such letter ruling or opinion, as the case may be, is acceptable to each party.

Moreover, the tax sharing agreement generally provides that each party thereto is responsible for any taxes imposed on the other party as a result of the failure of the distribution to qualify as a tax-free transaction under the Code if such failure is attributable to post-Distribution actions taken by or in respect of the responsible party or its stockholders, regardless of when the actions occur after the Distribution, the other party consents to such actions or such party obtains a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party’s acquisition of us at a time and in a manner that would cause a failure of the Distribution to qualify as a tax-free transaction under the Code. These restrictions may prevent us from entering into transactions which might be advantageous to our stockholders.

If there are substantial sales of our common stock, our stock price could decline.

Pursuant to the private letter ruling received from the IRS in connection with the Separation, FAFC and its wholly-owned subsidiary First American Title Insurance Company (“FATICO”) will be required, respectively, to dispose of the retained shares of our common stock by June 1, 2015. As a result, FAFC and FATICO, respectively, may be required to sell some or all of its retained shares of our common stock at a time when it might not otherwise choose to do so. Furthermore, any such disposition by FAFC or FATICO, respectively, of its shares of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices of our common stock. On April 11, 2011, we repurchased 4.0 million shares of our common stock from FATICO for an aggregate cash purchase price of $75.8 million.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market, or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem attractive.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our outstanding debt, including the notes.

We have a significant amount of indebtedness. As of December 31, 2011, our total debt was approximately $908.3 million, and we had unused commitments of approximately $499.0 million under our credit facilities. See “Capitalization.”

Subject to the limitations contained in the credit agreement governing our credit facilities, the indenture that governs the notes and our other debt instruments, we may incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other general corporate purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes, our credit facilities and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate purposes;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased rates as certain of our borrowings, in particular, the borrowings under our credit facilities, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industries in which we compete;

•	placing us at a disadvantage compared to other less leveraged competitors; and

•	increasing our cost of borrowing.

The instruments governing our indebtedness subject us to various restrictions that could limit our operating flexibility.

The indenture governing the notes and the credit agreement governing our credit facilities each impose operating and financial restrictions on our activities. These restrictions include, but are not limited to, the financial covenants in our credit facilities which require on-going compliance with certain financial tests and ratios, including a minimum interest coverage ratio and maximum leverage ratio. The operating and financial restrictions in the indenture or the credit agreement could limit or prohibit our ability to, among other things:

•	create, incur or assume additional debt;

•	create, incur or assume certain liens;

•	redeem and/or prepay certain subordinated debt we might issue in the future;

•	pay dividends on our stock or repurchase stock;

•	make certain investments and acquisitions, including joint ventures;

•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us;

•	enter into new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	engage in specified sales of assets; and

•	enter into transactions with affiliates.

These restrictions on our ability to operate our business could impact our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities that might otherwise be beneficial to us. Our failure to comply with these restrictions could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all our debt, including the notes.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing our credit facility, and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes and the credit agreement governing our credit facility limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the credit facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the credit agreement governing our credit facility, and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we and the guarantors now face could intensify. See “Description of notes.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. As of December 31, 2011, we had approximately $908.3 million in long-term debt outstanding, of which approximately $392.3 million was variable interest rate debt. We have entered into interest rate swaps, which converted the interest rate exposure on $195.0 million of our floating rate debt from variable to fixed rate as of December 31, 2011. A hypothetical 1% increase or decrease in interest rates would have resulted in an approximately $2.0 million change to interest expense for the year ended December 31, 2011.

The notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our credit facility and any other secured indebtedness of our company to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or our subsidiary guarantors’ assets. As a result, the notes and the guarantees will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our credit facility with respect to the assets that secure that indebtedness. As of December 31, 2011, we had total unused availability of approximately $499.0 million under our credit facility. In addition, we may incur additional secured debt in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or the subsidiary guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under our credit facility and that other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes will be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee our credit facility or that, in the future, guarantee our other indebtedness or indebtedness of another guarantor. Our subsidiaries that do not guarantee the notes, including all of our non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture governing the notes, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

For the twelve months ended December 31, 2011, our non-guarantor subsidiaries represented approximately 8.1% of our operating revenue, approximately (2.0)% of our operating income and approximately 5.9% of our Adjusted EBITDA, respectively. As of December 31, 2011, our non-guarantor subsidiaries represented approximately 12.9% of our total assets and had approximately $109.8 million of total liabilities, including debt and trade payables but excluding intercompany liabilities.

In addition, our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of notes—Note guarantees.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under our credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under our credit facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us. In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of notes—Repurchase at the option of holders—Change of control.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that governs the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or the guarantor’s ability to pay as they mature; or

•

we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

An active trading market may not develop for the notes.

There is no established trading market for the notes and we cannot assure you that an active or liquid trading market will develop. We do not intend to apply for a listing of the notes on any securities exchange or automated interdealer quotation system. The liquidity of any market for the notes will depend upon the number of holders, our own financial performance, the market for similar securities, the interest of securities dealers in making a market, prevailing interest rates, the prospects for companies in our industry and other factors.

An active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, the notes may trade at a discount from the initial offering price of the restricted notes for which the notes were exchanged.

You may have difficulty selling the restricted notes that you do not exchange.

If you do not exchange your restricted notes for notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your restricted notes described in the legend on your restricted notes. The restrictions on transfer of your restricted notes arise because we issued the restricted notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the restricted notes if the are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register the restricted notes under the Securities Act. The tender of restricted notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently restricted notes that you continue to hold following completion of the exchange offer.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any downgrade by either Standard & Poor’s or Moody’s may make it more difficult to obtain additional financing and result in higher borrowing costs for us.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes, to the extent a trading market for the notes develops. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the notes in the exchange offer. In consideration for issuing the notes as contemplated in this prospectus, we will receive restricted notes in like principal amount, the terms of which are identical in all material respects to the notes. The restricted notes surrendered in exchange for the notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the notes will not result in any increase in our indebtedness. We used the net proceeds from the issuance of the restricted notes of approximately $391.5 million to repay a portion of our outstanding indebtedness under our then existing credit facility and other long-term indebtedness.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2011. You should read the following table in conjunction with the financial statements incorporated by reference in this prospectus and the related notes thereto.

(in thousands)	As of December 31, 2011
Cash and cash equivalents	$259,266

Credit facility (1):
Revolving line of credit borrowings due March 2016	51,045
Term loan borrowings due March 2016	341,250
Revolving line of credit borrowings due July 2012	—
Term loan facility borrowing due April 2016	—

Notes:
7.25% senior notes due June 2021	400,000
5.7% senior debentures due August 2014	1,175
7.55% senior debentures due April 2028	59,645
8.5% deferrable interest subordinated notes due April 2012	34,768

Acquisition-related notes:
Weighted average interest rate of 5.27% at December 31, 2010 with maturities through 2013	—
Non-interest bearing acquisition note due in $5 million installments March 2012, 2014 and 2016	13,209

Other debt:
6.52% promissory note due to FAFC	—
Various interest rates with maturities through 2013	7,203

Total long-term debt, including current portion	$908,295

Total equity	$1,244,821

Total capitalization	$2,153,116

SELECTED FINANCIAL DATA

The selected historical consolidated financial information for the years ended December 31, 2009, 2010 and 2011 and as of December 31, 2010 and 2011, has been derived from our audited consolidated financial statements incorporated by reference into this prospectus. The selected historical consolidated financial information for the years ended December 31, 2007 and 2008 and as of December 31, 2007, 2008 and 2009, have been derived from our consolidated financial statements not included or incorporated by reference into this prospectus.

The selected historical consolidated financial information should be read in conjunction with the information provided under the captions “Capitalization” and “Risk factors” contained elsewhere in this prospectus and our audited consolidated financial statements and related notes incorporated by reference into this prospectus.

	Year ended December 31,
(in thousands)	2007	2008	2009	2010	2011
Statement of operations data:
Operating revenue	$1,325,947	$1,305,134	$1,330,162	$1,280,276	$1,338,547
External cost of revenue	211,886	283,115	290,074	282,824	288,056
Salaries and benefits	657,252	600,795	565,917	533,268	553,898
Other operating expenses	318,721	227,383	251,145	255,620	292,362
Depreciation and amortization	123,412	127,040	114,374	94,881	115,546
Impairment loss	—	600	—	—	—

Total operating expenses	1,311,271	1,238,933	1,221,510	1,166,593	1,249,862

Income from operations	14,676	66,201	108,652	113,683	88,685

Interest (expense) income:
Interest income	15,176	5,925	5,662	4,269	4,827
Interest expense	(46,030)	(45,677)	(36,508)	(34,494)	(63,117)

Total interest (expense), net	(30,854)	(39,752)	(30,846)	(30,225)	(58,290)
Gain (loss) on investments	162,156	(6,300)	(5,933)	(10,885)	60,005

Income from continuing operations before equity in earnings of affiliates and income taxes	145,978	20,149	71,873	72,573	90,400
Provision for income taxes	38,487	11,083	17,101	30,323	67,175

Income from continuing operations before equity in earnings of affiliates	107,491	9,066	54,772	42,250	23,225
Equity in earnings of affiliates, net of tax	29,650	23,640	48,847	41,641	30,270

Net income from continuing operations	137,141	32,706	103,619	83,891	53,495
Income (loss) from discontinued operations, net of tax (1)	(49,771)	(15,900)	150,658	(83,536)	(127,124)
Loss on sale of discontinued operations, net of tax	—	—	—	(18,985)	—

Net income (loss)	87,370	16,806	254,277	(18,630)	(73,629)
Less: Net income attributable to noncontrolling interests	90,488	43,126	57,638	37,670	980

Net income (loss) attributable to CoreLogic, Inc.	(3,118)	(26,320)	$196,639	$(56,300)	$(74,609)

Balance sheet data:
Assets of discontinued operations	$5,845,456	$6,061,041	$5,918,400	$270,293	$55,516
Total assets	8,666,007	8,787,686	$8,836,988	$3,234,825	$3,110,071
Total debt, excluding discontinued operations	637,875	613,685	570,457	720,889	908,295
Total equity	3,651,159	3,375,659	3,156,671	1,545,141	1,244,821
Dividends on common shares	82,833	81,542	84,349	22,657	—

Other financial data:
Adjusted EBITDA (2)			$382,941	$353,854	$310,284

(1)

The businesses distributed as part of the Separation are reflected in our consolidated statements of operations as discontinued operations. Additionally, the results of our employer and litigation services businesses, which we sold in December 2010 and the results of our marketing services business (LeadClick), which we closed in September 2011, are reflected as discontinued operations. The results of those businesses’ operations in prior years have been reclassified to conform to the 2010 classification. See Note 18—Discontinued Operations, of our Notes to audited consolidated financial statements incorporated by reference into this prospectus for additional details. Historical background information related to FAFC was included in our previously filed Registration Statement on Form 10, and is not included in this prospectus.

(2)

Adjusted EBITDA, a measure used by management to evaluate operating performance and used by our lenders for covenant calculation and compliance purposes, is defined as income (loss) before income taxes less interest income, plus interest expense, depreciation and amortization, as well as certain other supplementary adjustments. The inclusion of supplementary adjustments applied in presenting Adjusted EBITDA is appropriate to facilitate investors’ understanding of certain material non-cash items, historical corporate expenses of the businesses distributed as part of the Separation, other adjustments and unusual items that we do not expect to continue at the same level in the future. Such supplementary adjustments may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) before taxes as a measure of operating performance. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes that non-GAAP reporting provides a meaningful representation of our on-going economic performance and therefore uses non-GAAP reporting internally to evaluate and manage operations. Management believes excluding charges such as those described above from its GAAP results facilitates investors’ understanding of our ongoing business operating results. Non-GAAP financial measures also facilitate comparisons to the operating results of our competitors and provide investors with transparency with respect to the supplemental information used by management in its operational and financial decision making. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for measures of financial performance prepared in conformity with GAAP. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is derived from net income as follows:

	Year ended December 31,
(in thousands)	2009	2010	2011
Net income	$196,639	$(56,300)	$(74,609)
Discontinued operations	(150,658)	83,536	127,124
Discontinued loss on sale	—	18,985	—
Noncontrolling interest	57,638	37,670	980
Income tax provision	49,471	58,065	86,400
Interest expense, net	30,846	30,225	58,290
Depreciation & amortization	114,374	94,881	115,546
Other & legacy FAC corp. costs(a)	84,631	86,792	(3,447)

Adjusted EBITDA	$382,941	$353,854	$310,284

(a)

Represents adjustments for certain non-recurring or other items, including but not limited to realized gains/losses, impairment charges, severance, legacy corporate costs of FAC and costs associated with the Separation.

THE EXCHANGE OFFER

Purpose of the exchange offer

We issued the restricted notes on May 20, 2011 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the restricted notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the sale of the restricted notes, we entered into a registration rights agreement, which requires us to:

•

use our commercially reasonable effort to file a registration statement providing for the exchange offer with the SEC and complete the exchange offer prior to May 20, 2012 to avoid certain registration default obligations under the registration rights agreement;

•	use our commercially reasonable efforts to cause the registration statement to remain effective until 180 days after the date of acceptance of the exchange; and

•	use our commercially reasonable efforts to complete the exchange offer no later than 60 days after the date the registration statement is declared effective.

We are making the exchange offer to satisfy our obligations under the registration rights agreement.

Terms of the exchange

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $400,000,000 aggregate principal amount of our 7.25% Senior Notes due 2021 that have been registered under the Securities Act for an equal aggregate principal amount of our restricted unregistered 7.25% Senior Notes due 2021 issued on May 20, 2011. The terms of the notes to be issued pursuant to the exchange offer are identical in all material respects to the terms of the restricted notes, except that:

•

the notes to be issued pursuant to the exchange offer will have been registered under the Securities Act, will not contain transfer restrictions, and will not bear legends restricting their transfer; and

•

the notes to be issued pursuant to the exchange offer will not contain terms providing for the payment of additional interest due to a default in the performance of certain of our obligations under the registration rights agreement and will not be entitled to registration rights under the registration rights agreement.

For additional information, see the section “Description of notes” in this prospectus.

The exchange offer is not conditioned upon the tender of any minimum principal amount of restricted notes.

Tendering holders of the restricted notes will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of the restricted notes in the exchange offer, except as specified in the instructions in the letter of transmittal.

Expiration date; extension; termination; amendment

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2012, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. The time and date, as it may be extended, is referred to herein as the “expiration date.” The expiration date will be at least 20 business days after the commencement of the exchange offer. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any restricted notes. We will extend the expiration date by giving oral or written notice of the extension to the exchange agent and by a public announcement or press release (which public announcement or press release will disclose the approximate number of securities deposited to date) no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all restricted notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

We expressly reserve the right to:

•	extend the exchange offer from time to time;

•

terminate or amend the exchange offer and not accept for exchange any restricted notes not previously accepted for exchange upon the occurrence of any of the events specified in this section under the subheading “Certain conditions to the exchange offer”; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the restricted notes.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer consistent with Rule 162 under the Securities Act and Rule 13e-4 under the Exchange Act, including extending the exchange offer if necessary so that at least five business days remain in the exchange offer following notice of the material change or waiver. The SEC has taken the position that the minimum period during which an offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange offer (other than a change in price or a change of more than two percent in percentage of securities sought, for which an extension of ten business days is required) will depend upon the facts and circumstances, including the relative materiality of the terms or information.

If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give oral or written notice to the holders of the restricted notes as promptly as practicable.

For purposes of the exchange offer, a “business day” means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the notes for the restricted notes promptly following the expiration date.

Minimum Tender Denominations and Fractions

The restricted notes must be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Procedures for tendering restricted notes

Our acceptance of restricted notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

A holder of restricted notes may tender the restricted notes by:

•	complying with the procedure for book-entry transfer described below or properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•	delivering all of the above to the exchange agent at its address set forth below at or prior to 5:00 p.m., New York City time on the expiration date; or

•	complying with the guaranteed delivery procedures described below.

The method of delivery of letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery.

Any beneficial owner whose restricted notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such beneficial owner’s behalf. If the beneficial owner wishes to tender on such beneficial owner’s own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s restricted notes, either make appropriate arrangements to register ownership of the restricted notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

The signature on the letter of transmittal need not be guaranteed if:

•	tendered restricted notes are registered in the name of the signer of the letter of transmittal;

•	the notes to be issued in exchange for the restricted notes are to be issued in the name of the registered holder of the restricted notes; and

•	any untendered restricted notes are to be reissued in the name of the registered holder of the restricted notes.

In any other case, the letter of transmittal must be:

•	accompanied by written instruments of transfer in form satisfactory to us;

•	duly executed by the registered holder of the restricted notes; and

•	the signature on the instrument of transfer must be guaranteed by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (each, an “eligible institution”).

If the notes and/or restricted notes not exchanged but reissued are to be delivered to an address other than that of the registered holder appearing on the note register for the restricted notes, the signature in the letter of transmittal must be guaranteed by an eligible institution. If any untendered restricted notes are to be reissued in the name of a person other than the registered holder of those restricted notes, then such holder must comply with the transfer restrictions applicable to the restricted notes set forth in the indenture.

The exchange agent will make a request within two business days after the date of this prospectus to establish accounts with respect to the restricted notes at The Depository Trust Company, or DTC (the “book-entry transfer facility”) for the purpose of facilitating the exchange offer. Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of restricted notes by causing the book-entry transfer facility to transfer the restricted notes into the exchange agent’s account with respect to the restricted notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of restricted notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message (as defined below), must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC’s Automated Tender Offer Program. Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer restricted notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message.

The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	is received by the exchange agent and forms part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering restricted notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

If a holder desires to accept the exchange offer and time will not permit a letter of transmittal to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender by guaranteed delivery if the exchange agent has received at its address set forth below on or prior to the expiration date, a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery from an eligible institution setting forth:

•	the name and address of the tendering holder;

•	the names in which the restricted notes are registered;

•	the certificate number(s) of the restricted notes;

•	the principal amount of restricted notes being tendered; and

•

a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date a confirmation of book-entry transfer of such restricted notes into the exchange agent’s account at the book-entry transfer facility and an agent’s message or a properly completed and duly executed letter of transmittal, together with the certificates representing the tendered restricted notes and any other required documents will be delivered to the exchange agent.

Unless restricted notes being tendered by the above-described guaranteed delivery method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

•

a properly transmitted agent’s message or the tendering holder’s properly completed and duly signed letter of transmittal, in each case together with a confirmation of book-entry transfer of the restricted notes into the exchange agent’s account at the book-entry transfer facility and any other required documentation, is received by the exchange agent; or

•	a properly completed and duly executed notice of guaranteed delivery is received by the exchange agent by facsimile transmission, mail or hand delivery from an eligible institution.

Issuances of notes in exchange for restricted notes tendered pursuant to a notice of guaranteed delivery by an eligible institution will be made only against receipt by the exchange agent of an agent’s message or a properly completed and duly signed letter of transmittal and any other required documents, together with confirmation of book-entry transfer of such restricted notes into the exchange agent’s account at the book-entry transfer facility.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of restricted notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any restricted notes not properly tendered or not to accept any restricted notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any restricted notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender restricted notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of restricted notes for exchange, nor will any of us incur any liability for failure to give such notification. Tenders of restricted notes will not be deemed to have been made until such irregularities have been cured or waived. Any restricted notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such restricted notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of restricted notes, the letter of transmittal must be accompanied by appropriate powers of attorney signed exactly in the name or names of the registered holder or holders of the restricted notes.

If the letter of transmittal or any powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

By tendering, you will represent to us that:

•	any notes to be received by you in the exchange offer will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes;

•	you are not an affiliate (within the meaning of Rule 405 under the Securities Act) of us or any of the guarantors;

•	you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the notes;

•

if you are a broker-dealer, you will receive the notes in exchange for restricted notes that were acquired for your own account as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus in connection with any resale of such notes;

•

if you are a broker-dealer, you did not purchase the restricted notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or Regulation S under the Securities Act or any other available exemption from registration under the Securities Act; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Each participating broker-dealer that receives notes in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. By so acknowledging and delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Terms and conditions of the letter of transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering restricted notes for exchange sells, assigns and transfers the restricted notes to us and irrevocably constitutes and appoints the exchange agent as the party’s agent and attorney-in-fact to cause the restricted notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the “transferor.” The transferor represents and warrants that the transferor has full power and authority to tender, exchange, assign and transfer the restricted notes and to acquire notes issuable upon the exchange of the tendered restricted notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered restricted notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that the transferor will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to transfer ownership of the restricted notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered restricted notes by us and the issuance of notes in exchange for restricted notes will constitute performance in full by us of certain of our obligations under the registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

Withdrawal rights

Tenders of restricted notes may be withdrawn at any time before 5:00 p.m. New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal sent by facsimile transmission or letter must be received by the exchange agent at the address set forth in this prospectus before 5:00 p.m. New York City time, on the expiration date, and the withdrawing holder must comply with the appropriate procedures of DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the restricted notes to be withdrawn;

•	identify the restricted notes to be withdrawn, including the principal amount of such restricted notes;

•	include a statement that the holder is withdrawing the holder’s election to have the restricted notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the restricted notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the restricted notes into the name of the person withdrawing the tender; and

•

specify the name in which any such restricted notes are to be registered, if different from that of the person who tendered the restricted notes (in which case the signature of the holder must be guaranteed by an eligible institution).

The exchange agent will return the properly withdrawn restricted notes promptly following receipt of the notice of withdrawal. If restricted notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn restricted notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

Any restricted notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any restricted notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of restricted notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the restricted notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the restricted notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn restricted notes may be retendered by following one of the procedures described in this section under the subheading “Procedures for tendering restricted notes” at any time before the expiration date.

Acceptance of restricted notes for exchange; delivery of notes

Upon satisfaction of all of the conditions to the exchange offer, we will accept, on the expiration date, all restricted notes properly tendered and not validly withdrawn and will issue or cause to be issued the notes promptly after the expiration of the exchange offer. See the discussion in this section under the subheading “Certain conditions to the exchange offer” for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered restricted notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

For each restricted note accepted for exchange, the holder of the restricted note will receive a note having a principal amount equal to that of the surrendered restricted note.

In all cases, issuance of notes for restricted notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent’s timely receipt of:

•	certificates for such restricted notes or a timely book-entry confirmation of the transfer of the restricted notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal, or a properly transmitted agent’s message; and

•	timely receipt by the exchange agent of all other required documents.

If any tendered restricted notes are not accepted for any reason described in the terms and conditions of the exchange offer or if restricted notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged restricted notes will be returned without expense to the tendering holder of the restricted notes. In the case of restricted notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged restricted notes will be credited to an account maintained with the book-entry transfer facility. In either case, the restricted notes will be returned promptly after the expiration or the termination of the exchange offer, as applicable.

Certain conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue notes in exchange for, any restricted notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely public announcement, if, at any time, before the expiration of the exchange offer, the exchange offer would violate any applicable law or any interpretation of the staff of the SEC.

Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner.

The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Exchange agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Holders should not send letters of transmittal or notices of guaranteed delivery to us. All executed letters of transmittal or notices of guaranteed delivery should be directed to the exchange agent at one of the addresses set forth below:

By Mail, Hand or Overnight Delivery:	By Facsimile:
Wilmington Trust, National Association	(302) 636 - 4139
c/o Wilmington Trust Company
Corporate Capital Markets	For Information or Confirmation by Telephone
Rodney Square North	Sam Hamed
1100 North Market Street	(302) 636-6181
Wilmington, Delaware 19890-1626

You should direct questions, requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

Delivery to an address other than as set forth on the letter of transmittal, or transmissions of instructions via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitation of tenders; fees and expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the restricted notes and in handling or forwarding tenders for their customers.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained or incorporated or deemed to be incorporated by reference in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, creates any implication that there has been no change in our business or affairs since the respective dates as of which information is given in this prospectus or in the documents incorporated or deemed to be incorporated by reference in this prospectus. The exchange offer is not being made to, and tenders will not be accepted from or on behalf of, holders of restricted notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of restricted notes in the jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of restricted notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

•

notes, or restricted notes that are tendered for exchange in part only or that are not accepted for exchange, are to be issued in the name of any person other than the registered holder of the restricted notes tendered; or

•	tendered restricted notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of restricted notes for notes pursuant to the exchange offer.

We will bill the amount of the transfer taxes directly to the tendering holder and/or withhold such amounts from any payments due if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting treatment

The notes will be recorded in our accounting records at the same carrying value as the restricted notes, as reflected in the issuers’ accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the issuers. The costs associated with the exchange offer will be capitalized and amortized over the remaining term of the notes.

Consequences of failure to exchange

The restricted notes have not been registered under the Securities Act or any state securities law and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption from those requirements. The transfer of the restricted notes is also subject to other conditions and restrictions set forth in the indenture. If you do not exchange your restricted notes for notes to be issued in the exchange offer by properly tendering them, your restricted notes will continue to be subject to these restrictions and the restrictions on transfer described in the legend on your restricted notes. In general, you may only offer or sell the restricted notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. As we do not intend to register the restricted notes under the Securities Act, if the exchange offer is completed, holders of restricted notes that have not been exchanged who seek liquidity in their investment would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act. Consequently, holders of restricted notes who do not participate in the exchange offer could experience significant diminution in the value of their restricted notes compared to the value of the notes.

If any restricted notes are tendered and accepted by us in the exchange offer, there may be no trading market for the restricted notes that remain outstanding and the ability of a holder of such restricted notes to sell the restricted notes could be adversely affected. To the extent that restricted notes are tendered and accepted by us in the exchange offer, the principal amount of outstanding restricted notes will decrease, which will likely adversely affect the liquidity of any trading market for the restricted notes that may exist.

In connection with the offering of the restricted notes, we and the guarantors entered into a registration rights agreement. The registration rights agreement provides, in general and among other things, that if we do not consummate the exchange offer by a specified date, additional interest will be payable on the restricted notes until the exchange offer is consummated. Following completion of the exchange offer, the restricted notes will not be entitled to any additional interest, registration rights or other rights under the registration rights agreement and will continue to bear interest at the per annum rate originally applicable to such restricted notes.

Participation in the exchange offer is voluntary, and holders of restricted notes should carefully consider whether to participate. Holders of restricted notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

We may in the future in our sole discretion seek to acquire, subject to the terms of the indenture, untendered restricted notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present obligation or plan to acquire any restricted notes which are not tendered in the exchange offer.

Resale of notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in no-action letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the notes issued pursuant to the exchange offer in exchange for restricted notes will generally be freely transferable by the holders after the exchange offer without further registration under the Securities Act if:

•

the holder is not a broker-dealer that acquires the restricted notes directly from the issuers for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

•	the holder is not an affiliate of the issuer, as that term is defined in Rule 405 under the Securities Act; and

•

the notes are acquired in the ordinary course of business of the holder and beneficial owner and neither the holder nor beneficial owner is engaged in, or intends to engage in, a distribution of the notes and neither the holder nor the beneficial owner has any arrangement or understanding with any person to participate in a distribution of the notes.

If you tender in the exchange offer for the purpose of participating in a distribution of the notes, or if you are a broker-dealer who purchased the restricted notes from us for resale pursuant to Rule 144A or Regulation S under the Securities Act, you cannot rely on the interpretations by the staff of the SEC stated in these no-action letters. Instead, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer, unless an exemption from these requirements is otherwise available.

Further, each broker-dealer that receives the notes in exchange for the restricted notes acquired for its own account as a result of market-making activities or other trading activities (a “participating broker-dealer”) must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. The letter of transmittal states that by making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We understand that the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the notes, other than a resale of an unsold allotment from the initial offering of the restricted notes, with this prospectus. Under the registration rights agreement, we have agreed that up to 180 days after the last date of acceptance for exchange, participating broker-dealers will be entitled to use this prospectus in connection with the resale of notes issued pursuant to the exchange offer, subject to exceptions, including our right under limited circumstances to suspend the use of this prospectus by participating broker-dealers as described below under “Plan of distribution.” Each such participating broker-dealer will be subject to certain of the civil liability provisions under the Securities Act in connection with resales made pursuant to this prospectus.

DESCRIPTION OF NOTES

On May 20, 2011, the Company issued $400.0 million aggregate principal amount of 7.25% Senior Notes due 2021 (the “Restricted Notes”) under an Indenture (the “Indenture”) among itself, the Guarantors and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”). The terms of the Restricted Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We will issue the 7.25% Senior Notes due 2021 (the “New Notes”) in exchange for an equal principal amount of Restricted Notes under the Indenture, and any Restricted Notes that remain outstanding after completion of the exchange offer, together with the New Notes, will be treated as a single class of securities under the Indenture. The only material difference between the Restricted Notes and the New Notes is that the New Notes will have been registered under the Securities Act and will not bear legends restricting their transfer, and will not be entitled to the conditional right to receive additional interest payments or to registration rights. Any reference to “Notes” in this description of notes refers, unless the context requires otherwise, to the Restricted Notes and the New Notes.

We may issue an unlimited principal amount of additional notes having identical terms and conditions as the New Notes other than the issue date, the issue price and the first interest payment date (the “Additional Notes”). Any Additional Notes will be part of the same issue as the New Notes that we are currently offering and will vote on all matters with holders of the Notes.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of the Company, the Guarantors and your rights. The Company will make a copy of the Indenture available to the Holders and to prospective investors upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to CoreLogic, Inc. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The Notes:

•	will be general unsecured, senior obligations of the Company;

•	will be limited to an aggregate principal amount of $400.0 million, subject to our ability to issue Additional Notes;

•	mature on June 1, 2021;

•	will be unconditionally Guaranteed on a senior basis by each Restricted Subsidiary that is a borrower under or that guarantees Obligations under the Senior Credit Facility. See “—Note guarantees;”

•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will rank equally in right of payment with any existing and future senior Indebtedness of the Company;

•

will be effectively subordinated to all Secured Indebtedness of the Company (including Obligations under the Senior Credit Facility) to the extent of the value of the assets securing such Indebtedness;

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•	will be structurally subordinated to all liabilities of any Non-Guarantor Subsidiary; and

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-entry settlement and clearance.”

Interest on the Notes will:

•	accrue at the rate of 7.25% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on June 1 and December 1, commencing on December 1, 2011;

•	be payable to the Holders of record at the close of business on the May 15 and November 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the notes; paying agent and registrar

We will pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our paying agent (the “Paying Agent”) and registrar (the “Registrar”). We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the day of any selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes. So long as the Notes are registered in global form, Cede & Co., as the designee of The Depository Trust Company, is expected to be the only registered Holder of the Notes.

Optional redemption

Except as described below, the Notes are not redeemable until June 1, 2016. On and after June 1, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date), if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2016	103.625%
2017	102.417%
2018	101.208%
2019 and thereafter	100.000%

Prior to June 1, 2014, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 107.25% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date); provided that

(1)	at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	such redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to June 1, 2016, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate (subject to the procedures of DTC or any successor depositary), although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory redemption; open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the option of holders.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Ranking

The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated, will be effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets securing such Indebtedness) and will be structurally subordinated to the liabilities of our Non-Guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facility or other senior Secured Indebtedness, the assets of the Company and the Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after all Indebtedness under such Senior Credit Facility and other senior Secured Indebtedness and certain Hedging Obligations and banking services and cash management obligations has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Note Guarantees then outstanding.

As of December 31, 2011:

•

outstanding Indebtedness of the Company and the Guarantors was approximately $908.3 million, approximately $392.3 million of which was secured, and the Company had additional commitments of approximately $499.0 million under the Senior Credit Facility available to it, all of which would be secured;

•	the Company had approximately $34.8 million of Subordinated Obligations; and

•	our Non-Guarantor Subsidiaries had approximately $109.8 million of liabilities (excluding intercompany liabilities).

See “Capitalization.”

Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be Secured Indebtedness or structurally senior to the Notes.

Note guarantees

Each Restricted Subsidiary that either is a borrower under or that guarantees Obligations under the Senior Credit Facility will initially Guarantee the Notes. The Guarantors will, jointly and severally, irrevocably and unconditionally guarantee, on a senior unsecured basis, the Company’s obligations under the Notes and all obligations under the Indenture.

Each of the Note Guarantees:

•	will be a general unsecured, senior obligation of each Guarantor;

•	will rank equally in right of payment with any existing and future senior Indebtedness of each such entity, without giving effect to collateral arrangements;

•	will be effectively subordinated to all Secured Indebtedness of a Guarantor (including the Guarantee of the Senior Credit Facility) to the extent of the value of the pledged assets;

•	will be senior in right of payment to any Guarantor Subordinated Obligations of the Guarantors; and

•	will be structurally subordinated to all liabilities of any Non-Guarantor Subsidiary.

As of December 31, 2011:

•

outstanding Indebtedness of the Guarantors was approximately $20.3 million (excluding intercompany liabilities and Guarantees under the Senior Credit Facility and the Indenture), all of which was secured; and

•	the Guarantors had no Guarantor Subordinated Obligations.

Although the Indenture will limit the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial, and all of it may be Guarantor Senior Indebtedness.

For the twelve months ended December 31, 2011, the Non-Guarantor Subsidiaries represented approximately 8.1% of operating revenue, approximately (2.0)% of operating income and approximately 5.9% of Adjusted EBITDA on a consolidated basis. As of December 31, 2011, the Non-Guarantor Subsidiaries represented approximately 12.9% of total assets and had approximately $109.8 million of total liabilities on a consolidated basis, including debt and trade payables but excluding intercompany liabilities, all of which would be structurally senior to the Notes.

Any entity that makes a payment under its Note Guarantee will be entitled upon payment in full of all Obligations that are Guaranteed under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk factors—Risks related to the notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.”

The Indenture will provide that each Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged upon:

(1) (a)

any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the applicable provisions of the Indenture, including “––Repurchase at the option of holders—Asset sales” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and the applicable provisions described under “—Certain covenants—Merger and consolidation;”

(b)

the release or discharge of such Guarantor from its Guarantee of Indebtedness of the Company and Restricted Subsidiaries under the Senior Credit Facility (including by reason of the termination of the Senior Credit Facility), except a discharge or release by or as a result of payment under such Guarantee;

(c)	the proper designation of any Subsidiary Guarantor as an Unrestricted Subsidiary; or

(d)

the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or the discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2)

such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

In the event that any released Subsidiary Guarantor thereafter guarantees Indebtedness under the Senior Credit Facility, such former Subsidiary Guarantor will again provide a Note Guarantee. See “—Certain covenants—Future guarantors.”

Repurchase at the option of holders

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional redemption,” the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional redemption,” the Company will mail a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1)

that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)

deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry in the case of global notes) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Senior Credit Facility.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1)

the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)

an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be and at the discretion of the Company, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

(a)	to permanently reduce (and permanently reduce commitments with respect thereto): (x) Secured Indebtedness under the Senior Credit Facility and (y) Secured Indebtedness of the Company (other than any Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary (other than any Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(b)

to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under “—Optional redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid; or

(c)

to invest in Additional Assets or to make capital expenditures in a Similar Business; provided that a binding commitment entered into no later than such 365th day shall extend the period for such investment for an additional 180 days after the end of such 365-day period so long as the Company or the applicable Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within such additional 180 day period and, in the event such commitment is cancelled or terminated or for any reason such Net Available Cash is not so applied within such period, then such Net Available Cash shall constitute Excess Proceeds on the date of such cancellation or termination, or such 365th day, as applicable (such 365th day, as extended pursuant to this proviso, the “Asset Disposition Trigger Date”);

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b) or (c) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1)

any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2)

any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

(3)

any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 11.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the first day following the Asset Disposition Trigger Date, if the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in minimum denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall select (subject to the procedures of DTC or any successor depositary in the case of global notes) the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Asset Disposition Purchase Date will be paid to the Person in whose name a Note is registered at the close of business on such record date.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. In addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Certain covenants

Effectiveness of covenants

Following the first day:

(a)	the Notes have an Investment Grade Rating from any Rating Agency; and

(b)	no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“—Repurchase at the option of holders—Asset sales,”

•	“—Limitation on indebtedness,”

•	“—Limitation on restricted payments,”

•	“—Limitation on restrictions on distributions from restricted subsidiaries,”

•	“—Limitation on affiliate transactions,”

•	Clause (4) of the first paragraph of “—Merger and consolidation” and

•	“—Future guarantors,”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by both Rating Agencies or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated (the “Reinstatement Date”) and be applicable to future events pursuant to the terms of the Indenture, unless and until the Notes subsequently attain an Investment Grade Rating from any Rating Agency and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain such an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on restricted payments.”

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Restricted Subsidiaries may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1)	the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence;

provided that Restricted Subsidiaries that are not Subsidiary Guarantors may not incur Indebtedness pursuant to this paragraph if, after giving pro forma effect thereto, more than $25.0 million of Indebtedness of Non-Guarantor Subsidiaries would be outstanding pursuant to this paragraph and clause (6) of the following paragraph at such time.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)

Indebtedness of the Company, any Subsidiary Guarantor or any Foreign Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount up to $1.4 billion; provided that the aggregate amount of Indebtedness was permitted to be Incurred by Foreign Subsidiaries under this clause (1) shall not exceed $100.0 million;

(2)	Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes) and any Exchange Notes (including any Guarantee thereof);

(3)

Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10), (11), (14), (15) and (16) of this paragraph);

(4)

Guarantees by (a) the Company or Subsidiary Guarantors of Indebtedness permitted to be Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

(5)

Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a)

if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b)

if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Subsidiary Guarantor; and

(c)

(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6)

Indebtedness of (a) Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary or (b) the Company or a Restricted Subsidiary Incurred to finance all or a portion of any such transaction; provided, however, that at the time such Person is acquired, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6) or the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such Incurrence; provided, further, however, that on a pro forma basis, together with amounts Incurred and outstanding under the proviso of the first paragraph of this covenant, no more than $25.0 million of Indebtedness at any time outstanding and incurred by Non-Guarantor Subsidiaries pursuant to this clause (6) shall be Incurred and outstanding;

(7)	Indebtedness under Hedging Obligations that are Incurred other than for speculative purposes;

(8)

Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in a Similar Business whether through the direct purchase of such property, plant or equipment or the Capital Stock of any Person owning such assets, and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed $150.0 million;

(9)

Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of operating leases, workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, customs, appeal and surety and similar bonds and performance and completion Guarantees (not for borrowed money) and letters of credit supporting the foregoing, in each case provided in the ordinary course of business;

(10)

Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(12)	Indebtedness of Non-Guarantor Subsidiaries of the Company not to exceed the greater of (x) $50.0 million and (y) 7.5% of Consolidated Net Tangible Assets at any one time outstanding;

(13)

the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6) and this clause (13) of the second paragraph of this covenant, or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(14)	Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(15)	Indebtedness (including intercompany Indebtedness among the Company and each Restricted Subsidiary) in respect of Cash Management Practices;

(16)	Indebtedness representing deferred compensation to employees Incurred in the ordinary course of business; and

(17)

in addition to the items referred to in clauses (1) through (16) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (17) and then outstanding, will not exceed the greater of (x) $75.0 million and (y) 11.0% of Consolidated Net Tangible Assets at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)

in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with the second paragraph of this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses under the second paragraph of this covenant; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility, and all Indebtedness (or the portion thereof) Incurred under clause (1) of the second paragraph of this covenant to repay, refund or refinance the amounts outstanding on the Issue Date under the Senior Credit Facility, shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)

if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)

the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6)

the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)

declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b)

dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)

purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)

make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a)	Indebtedness permitted under clause (5) of the second paragraph of the covenant “—Limitation on indebtedness;” or

(b)

the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Subsidiary Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)	make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default shall have occurred and be continuing (or would result therefrom);

(b)

immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on indebtedness” covenant; and

(c)

the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made on or after April 1, 2011 (excluding Restricted Payments made pursuant to the next succeeding paragraph other than Restricted Payments made pursuant to clauses (4), (5), (6), (7) and (16)) would not exceed the sum of (without duplication):

(i)

50% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2011 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)

100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions on or after April 1, 2011, other than:

(x)	Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y)

Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of “—Optional redemption;” plus

(iii)

the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)

to the extent that any Restricted Investment that was made after the date of the indenture is (x) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (y) made in an entity that subsequently becomes a Restricted Subsidiary of the Company, the initial amount of such Restricted Investment; plus

(v)

to the extent that any Unrestricted Subsidiary designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(vi)

50% of any dividends received in cash by the Company or a Subsidiary Guarantor after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period; plus

(vii)	$25.0 million.

The provisions of the preceding paragraph will not prohibit:

(1)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of any Subsidiary Guarantor, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and constitute Refinancing Indebtedness;

(3)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and constitutes Refinancing Indebtedness;

(4)

the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Repurchase at the option of holders—Change of control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the option of holders—Asset sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)	any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under “—Repurchase at the option of holders—Asset sales;”

(6)	dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(7)

the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $15.0 million in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(a)

the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

(8)

the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;”

(9)

repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents all or a portion of the exercise price thereof;

(10)	cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock;

(11)

the repurchase or redemption of the Company’s Preferred Stock purchase rights outstanding from time to time, or any substitute therefor, in an aggregate amount not to exceed the product of (a) the number of outstanding shares of Common Stock of the Company and (b) $0.01 per share, as such amount may be adjusted in accordance with the rights agreement relating to the Common Stock of the Company;

(12)	the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(13)

any payment of cash by the Company or any Subsidiary issuer to a holder of Convertible Notes constituting Subordinated Obligations upon conversion or exchange of such Convertible Notes, and entry into or any payment in connection with any termination of any Permitted Bond Hedge or any Permitted Warrant;

(14)

the repurchase of Capital Stock deemed to occur upon exercise of stock options or restricted stock units granted pursuant to a stock award plan of the Company if such Capital Stock represents a portion of the exercise price of such options or taxes due upon exercise thereof;

(15)

repurchases of (a) up to 8.9 million shares of common stock of the Company from First American Financial Corporation and (b) shares of common stock of the Company having an aggregate market value at the time or repurchase not to exceed $30.0 million; and

(16)

other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (16) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed the greater of (x) $75.0 million and (y) 11.0% of Consolidated Net Tangible Assets;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (15) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (7) or (16) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company will be entitled to classify or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) between such clauses (7) or (16) and such first paragraph in a manner that otherwise complies with this covenant.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)

in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Non-Guarantor Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Non-Guarantor Subsidiary to:

(1)

pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)

make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)

sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions pursuant to the Senior Credit Facility and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(b)	the Indenture, the Notes, the Exchange Notes and the Note Guarantees;

(c)

any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(d)

any agreement or other instrument governing Indebtedness permitted to be Incurred under the provisions of the covenant described above under the caption “—Limitation on indebtedness” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not, in the good faith determination of the Company, materially more restrictive, taken as a whole, than those contained in the indenture, the Notes and the Note Guarantees;

(e)

any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a), (b), (c) or (d) of this paragraph or this clause (e); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained the agreements referred to in clauses (a), (b), (c) or (d) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary or such Indebtedness was Incurred, whichever is applicable;

(f)

in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “—Limitation on liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(g)

purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under the Indenture, in each case that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(h)

contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(i)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j)	any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(k)	any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(l)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), unless:

(1)

the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate;

(2)

in the event such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)

in the event such Affiliate Transaction involves an aggregate consideration in excess of $75.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that could have been obtained in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)

any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on indebtedness;”

(2)

any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on restricted payments” and the definition of “Permitted Investments” (other than pursuant to clauses (2) and (14) thereof);

(3)

any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase

Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers and employees approved by the Board of Directors of the Company;

(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(5)

loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices (and, to the extent applicable, made in compliance with Section 402 of the Sarbanes-Oxley Act of 2002), in an aggregate amount not in excess of $10.0 million (without giving effect to the forgiveness of any such loan);

(6)

any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7)

any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(8)

transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9)	any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith; and

(10)

transactions in which the Company obtains a favorable written opinion from an Investment Financial Adviser as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.

Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods specified in the SEC’s rules and regulations (for the avoidance of doubt after giving effect to Rule 12b-25 or any similar rule or regulation) that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1)

all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)

all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section;

(3)	all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports; and

(4)	any other information, documents and other reports that the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act,

in each case in a manner that complies in all material respects with the requirements specified in such form.

Notwithstanding the foregoing, the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders of the Notes and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to the preceding paragraph. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes. Notwithstanding the foregoing, only the reports referred to above filed after the effectiveness of the exchange offer or shelf registration statement provided for by the Registration Rights Agreement, if any, shall be required to contain financial data with respect to the Subsidiary Guarantors and Non-Guarantor Subsidiaries of the type contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act or otherwise.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by the preceding paragraph shall include a reasonably detailed presentation, as determined in good faith by Senior Management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s discussion and analysis of financial condition and results of operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In the event that any direct or indirect parent company of the Company becomes a Guarantor of the Notes, the Company may satisfy its obligations under this covenant to provide consolidated financial information of the Company by furnishing consolidated financial information relating to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Company, the Restricted Subsidiaries that are Guarantors and the Non-Guarantor Subsidiaries in the manner prescribed by the SEC and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

Merger and consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)

the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

(2)

the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)

immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on indebtedness” covenant or (b) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transactions;

(5)

each Guarantor (unless it is the other party to the transactions above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

(6)

the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

Subject to certain limitations, the Successor Company will succeed to, and be substituted for, the Company under the Indenture, the Notes, the Note Guarantees and the Registration Rights Agreement. Notwithstanding the clauses (3) and (4) of the preceding paragraph,

(1)

any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (6) of the preceding paragraph;

(2)

the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; and

(3)	any Non-Guarantor Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Subsidiary Guarantor) unless:

(1)

(a) if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

(b) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture and assumes by written agreement all the obligations of such Guarantor under the Registration Rights Agreement;

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture; and

(2)

the transaction is made in compliance with the covenant described under “—Repurchase at the option of holders—Asset sales” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time).

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and the Note Guarantee of such Guarantor.

Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to a Subsidiary Guarantor or the Company or merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Company and a Guarantor, as the case may be, will be released from its obligations under the Indenture and its Note Guarantee, as the case may be, and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under the Indenture, the Notes, the Registration Rights Agreement and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of, premium, if any, and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee.

Future guarantors

The Company will cause each Restricted Subsidiary that becomes a borrower under the Senior Credit Facility or that Guarantees, on the Issue Date or any time thereafter, the Obligations under the Senior Credit Facility to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior basis and all other obligations under the Indenture.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note guarantees.”

Events of default

Each of the following is an “Event of Default”:

(1)	default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) or on any Note when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Company or any Guarantor to comply with its obligations under “—Certain covenants— Merger and consolidation;”

(4)	failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes;

(5)

default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided that in connection with any series of the Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by the Company of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (5);

(6)

failure by the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final (the “judgment default provision”);

(7)

certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”); or

(8)

any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Note Guarantee.

However, a default under clause (4) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (4) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee shall as required by the Indenture, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under “—Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)

the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it in its sole discretion against any loss, liability or expense.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within five Business Days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)

waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)

reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “—Optional redemption,” “—Repurchase at the option of holders—Change of control” or “—Repurchase at the option of holders—Asset sales” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);

(6)	make any Note payable in money other than that stated in the Note;

(7)

impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)	make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)	modify the Note Guarantees in any manner adverse to the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)

provide for the assumption by a successor of the obligations of the Company or any Guarantor under the Indenture or the Note Guarantees in accordance with “—Certain covenants—Merger and consolidation;”

(3)	provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes;

(4)	to comply with the rules of any applicable depositary;

(5)	add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(6)	secure the Notes and the Note Guarantees;

(7)

add covenants of the Company and/or its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(8)	make any change that does not adversely affect the legal rights under the Indenture of any Holder;

(9)	comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(10)

evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11)

provide for the issuance of Exchange Notes or private exchange notes (which shall be identical to Exchange Notes except that they will not be freely transferable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(12)

conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, which intent may be evidenced by an Officer’s Certificate to that effect; or

(13)

make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes, Exchange Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, solely out of the trust referred to below;

(2)

the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Note Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under “—Repurchase at the option of holders” and under the covenants described under “—Certain covenants” (other than “—Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Events of default” above and the limitations contained in clause (4) under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

If the Company exercises the covenant defeasance option, the Note Guarantees in effect at such time will terminate.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) (only with respect to the failure of the Company to comply with clause (4) under “—Certain covenants—Merger and consolidation” above), (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5) (only with respect to covenants that are released as a result of such covenant defeasance), (6), (7), (8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or (9) under “—Events of default” above.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)

the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)

in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)

in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)

the Company has delivered to the Trustee an Officer’s Certificate to the effect that as of the date of such certificate and subject to customary assumptions and exclusions, including that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)

the Company has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others;

(8)

the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(9)

the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (8) above).

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)

all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)

(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing), and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(c) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given upon mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the trustee

Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it, the Notes and any Note Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For avoidance of doubt, the Company considers First American Financial Corporation not to be an Affiliate of the Company as of the Issue Date.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such Note, and

(2)

the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on June 1, 2016, (such redemption price being described under “—Optional redemption”) plus (ii) all required interest payments due on such Note through June 1, 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of the date on which the Company sends notice of such redemption to the Holders plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	the sale, transfer or other disposition of Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)

a disposition of obsolete or worn out equipment or other assets or equipment that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries, as determined by the Company in good faith;

(5)

the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “—Certain Covenants—Merger and consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary;

(7)	a Restricted Payment or a Permitted Investment that is permitted to be made, and is made, under the covenant described under the caption “—Certain covenants—Limitation on restricted payments;”

(8)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(9)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10)	the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “—Certain covenants—Limitation on indebtedness;”

(11)

the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(12)	the unwinding of any Hedging Obligations;

(13)	the creation of any Liens;

(14)	any exchange of assets for assets of a Similar Business of comparable market value;

(15)	foreclosure on assets;

(16)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(17)	dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $10.0 million.

For the avoidance of doubt, any single transaction or series of transactions may qualify for more than one of the foregoing exceptions and need not qualify for a single exception in order to be deemed not an Asset Disposition.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity (including any Convertible Notes).

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)

U.S. dollars, pounds sterling, euros, the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)

securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)

marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of at least “A-1” or “P-1” (or long-term ratings of at least “A2” or “A”) from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, or with respect to municipal bonds, a rating of at least MIG 1 or VMIG 1 from Moody’s (or the equivalent thereof);

(4)

certificates of deposit, time deposits, eurocurrency time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than six months from the date of acquisition thereof and issued or accepted by any lender under the Senior Credit Facility or by any commercial bank having combined capital and surplus not less than $500.0 million;

(5)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above or with any securities dealer of recognized national standing;

(6)

commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above; and

(8)

in the case of any Foreign Subsidiary, high quality, short-term liquid investments comparable to the types of investments described in clauses (1) through (7) above made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practice or for bona fide business purposes and not for speculation.

“Cash Management Practices” means the cash, Cash Equivalent and short-term investment management practices of the Company and its Restricted Subsidiaries as approved by the board of directors or chief financial officer or treasurer of the Company from time to time, including any Indebtedness of the Company and its Restricted Subsidiaries having a maturity of 92 days or less representing borrowings from any financial institution with which the Company and its Restricted Subsidiaries have a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Cash Equivalents and other short-term investments purchased by the relevant Person with the proceeds of such borrowings.

“Change of Control” means:

(1)

any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2)

the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(3)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)

has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be:

(i)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(ii)

if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation)

and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)

has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)

if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a)

the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)

Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)

if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)

if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company and shall not be limited by adjustments permitted by Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	consolidated depreciation expense; plus

(d)

consolidated amortization expense or impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment; plus

(e)

other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; and

(2)

decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period).

Notwithstanding the foregoing, clauses (1)(b) through (e) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(3)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(4)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(5)

any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(6)

the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)

any (a) extraordinary, nonrecurring or unusual gains and losses or income or expenses, including, without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; (b) severance or relocation expenses, executive recruiting costs, restructuring costs, curtailments or modifications to pension and post-retirement employee benefit plans; (c) expenses (including, without limitation, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses), costs or charges incurred in connection with any issuance of securities, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the Indenture, including any refinancing thereof (in each case whether or not successful); and (d) gains and losses realized in connection with any sale of assets outside the ordinary course of business, the disposition of securities, the early extinguishment of Indebtedness or Hedging Obligations;

(2)

the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting except, in the case of income, to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person and, in the case of loss, to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(3)

solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of “––Certain covenants—Limitation on restricted payments,” the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	the cumulative effect of a change in accounting principles;

(5)	any unrealized net gains or losses resulting from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(6)

any net gains or losses resulting from currency translation gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters, related to currency remeasurements of Indebtedness;

(7)

any non-cash compensation expense recorded from grants of restricted stock, restricted stock units, stock appreciation or similar rights, stock options or other rights to officers, directors, employees or consultants;

(8)

the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the date of the indenture resulting from the application of Accounting Standards Codification Topics 350, Goodwill and Other Intangible Assets, 360-10-35-15, Impairment or Disposal of Long-Lived Assets and 805, Business Combinations (excluding any such non-cash item to the extent that it represents and accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed);

(9)

any provision for income tax reflected on such Person’s financial statements for such period will to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries; and

(10)

any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1—Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement).

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than twelve months after the date as of which the amount is being determined) and (2) all customer lists, computer software, licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, capitalized research and development costs and other like intangibles, treasury stock and unamortized debt discount and expense, and all other like intangible assets, all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination and determined in accordance with GAAP.

“Convertible Notes” means Indebtedness of the Company that is optionally convertible into Common Stock of the Company (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock of the Company (and/or cash based on the value of such Common Stock).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Default Business” means all or any portion of the default technology business conducted by the Company and its Restricted Subsidiaries from time to time and any business that is reasonably related, ancillary or complementary thereto, as determined by the Company in its sole discretion. For the twelve-month period ended December 31, 2011, the default technology business conducted by the Company and its Subsidiaries represented approximately 17.4% of the Company’s Adjusted EBITDA.

“Default Business JV” means a joint venture (which is not a Subsidiary) between the Company and/or one or more of its Subsidiaries, on the one hand, and a third party, on the other hand, which is not consolidated under the consolidated financial statements of the Company under GAAP.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)

is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Repurchase at the option of holders—Change of control” and “—Repurchase at the option of holders—Asset sales” and such repurchase or redemption complies with “––Certain covenants—Limitation on restricted payments.”

“Equity Offering” means an offering for cash by the Company or any direct or indirect parent of the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock (in the case of an offering by any direct or indirect parent of the Company, to the extent such cash proceeds are contributed to the Company), other than (1) offerings with respect to the Company’s or any such direct or indirect parent’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8 or (2) an issuance to any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means notes issued in a registered exchange offer pursuant to the Registration Rights Agreement.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Government Securities” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)

entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary in existence on the Issue Date ,as well as any direct or indirect parent that may in the future provide a Note Guarantee, that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)

the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(7)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit described in clause (2) above, Hedging Obligations and the principal component or liquidation preference described in clause (5) above) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term

“Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815, Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“interest” with respect to the Notes means interest with respect thereto and “Additional Interest,” if any.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into other than for speculative purposes in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “—Certain covenants—Limitation on restricted payments,”

(1)

“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)

if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means May 20, 2011.

“Leverage Ratio” means as of any date of determination, the ratio of:

(x)

the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available, to

(y)

the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)

has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be:

(i)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(ii)

if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)

has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA, Consolidated Interest Expense and Indebtedness for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)

if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Leverage Ratio includes such a transaction:

(a)

the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period;

(b)

Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale); and

(c)

Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the transferee;

(3)

if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Consolidated EBITDA, Consolidated Interest Expense and Indebtedness for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)

if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA, Consolidated Interest Expense and Indebtedness for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company and shall not be limited by adjustments permitted by Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“National Joint Venture” means a joint venture (which is not a Subsidiary) between the Company and/or one or more of its Subsidiaries, on the one hand, and a customer or client of the Company and/or any Subsidiary, on the other hand, in which the Company and its Subsidiaries collectively own between 50% and 51% of the Capital Stock of such joint venture, and which is not consolidated under the consolidated financial statements of the Company under GAAP.

The Company and its Restricted Subsidiaries are currently party to several joint ventures that would qualify as National Joint Ventures under the foregoing definition that provide products used in connection with loan originations, including title insurance, appraisal services and other settlement services. These joint ventures are reflected as investments in affiliates on the Company’s consolidated balance sheets and the Company’s share of the income is reflected as equity in earnings of affiliates in the Company’s consolidated statement of operations.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)

all legal, accounting, investment banking, title and recording tax expenses, underwriting discounts, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)

all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)

the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)

as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)

no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by one Officer of the Company who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Permitted Bond Hedge” means any call options or capped call options referencing the Company’s Common Stock purchased by the Company concurrently with the issuance of Convertible Notes to hedge the Company’s or any Subsidiary issuer’s obligations under such Indebtedness.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	a Restricted Subsidiary;

(2)	any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)

such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)	cash and Cash Equivalents;

(4)

receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)

payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)

loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $10.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)

in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)

Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “—Repurchase at the option of holders—Asset sales” or any other disposition of assets not constituting an Asset Disposition;

(9)

Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain covenants—Limitation on indebtedness;”

(10)	Guarantees issued in accordance with “—Certain covenants—Limitation on indebtedness;”

(11)

Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(12)	Investments by means of any payment of cash by the Company or any Subsidiary issuer upon conversion or exchange of any Convertible Notes, and Investments in any Permitted Bond Hedge;

(13)

any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted by the Indenture;

(14)

Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under “Merger and Consolidation” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(15)	advances, loans, rebates and extensions of credit to suppliers, customers and vendors in the ordinary course of business;

(16)

any Investment in National Joint Ventures in an aggregate amount (including the Fair Market Value of any assets transferred thereto) not exceeding $100.0 million in any fiscal year of the Company and $400.0 million in the aggregate; provided that at the time of, and after giving effect thereto, any Investment being made pursuant to this clause (16), no Default shall have occurred and be continuing or would occur as a consequence thereof;

(17)

Investments resulting from any contribution of the Default Business to a Default Business JV; provided that the Leverage Ratio, after giving pro forma effect to any such contribution, as of the date of such contribution, is less than 3.00 to 1.00; provided, further, that, for purposes of calculating the Leverage Ratio on a pro forma basis in order to test compliance with the foregoing proviso, in addition to the pro forma adjustments set forth in the definition of Leverage Ratio, the Consolidated EBITDA that the Company would have expected to receive from such Default Business JV for the applicable four consecutive fiscal quarters shall be included in the calculation of Consolidated EBITDA for purposes of clause (y) of the definition of Leverage Ratio, as determined in good faith by a responsible financial or accounting officer of the Company (it being understood that no such Consolidated EBITDA shall be so included to the extent such Default Business JV would be contractually prohibited from making distributions to the Company or any Restricted Subsidiary); provided, still further, that at the time of, and after giving effect thereto, any Investment being made pursuant to this clause (17), no Default shall have occurred and be continuing or would occur as a consequence thereof; and

(18)

Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (18), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $75.0 million and (y) 11.0% of Consolidated Net Tangible Assets outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1)

Liens securing Indebtedness and other obligations permitted to be Incurred under the provisions described in clause (1) of the second paragraph under “—Certain covenants—Limitation on indebtedness,” related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and such other obligations of the Company;

(2)

pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)

Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)

Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)

encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)

leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)

judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)

Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)

the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)

such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)

Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)

such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)

Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)

Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17)	Liens securing the Notes and the Note Guarantees;

(18)

Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens in favor of the Company or any Guarantor;

(21)

Liens on property and other assets of any Non-Guarantor Subsidiary securing Indebtedness of such Non-Guarantor Subsidiary to the extent such Indebtedness is permitted to be Incurred under the covenant “Limitation on indebtedness;”

(22)	Liens arising in connection with Cash Management Practices; and

(23)

Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (a) the greater of (x) $50.0 million and (y) 7.5% of Consolidated Net Tangible Assets and (b) other than during a Suspension

Period, an amount such that at the time of Incurrence of such Indebtedness and after giving pro forma effect thereto, the Secured Leverage Ratio would be no greater than 2.00 to 1.00; provided, that for purposes of calculating such Secured Leverage Ratio under this clause (b), the maximum amount of Indebtedness permitted to be Incurred under clause (1) of the second paragraph under the covenant “—Certain covenants—Limitation on indebtedness” shall be deemed to be outstanding as of the first day of the relevant four consecutive quarter period even if such Indebtedness is not then outstanding.

“Permitted Warrant” means any call option in respect of the Company’s Common Stock sold by the Company concurrently with the issuance of Convertible Notes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or, if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)

(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)

such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)

if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)	Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means as of any date of determination, the ratio of:

(1)

the sum of the aggregate outstanding Secured Indebtedness as of the end of the most recent fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available, to

(2)

the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

in each case with such pro forma adjustment to Indebtedness and Consolidated EBITDA as are appropriate and consistent with pro forma adjustment provisions set forth in the definition of Leverage Ratio.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Third Amended and Restated Credit Agreement dated as of April 12, 2010, into among the Company, the lenders parties thereto from time to time, and JP Morgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Certain covenants—Limitation on indebtedness”).

“Senior Management” means the chief executive officer, the chief financial officer, treasurer and any executive vice president or senior vice president of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person; provided that, notwithstanding the foregoing, National Joint Ventures and Default Business JVs shall not be considered Subsidiaries, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date on which the Company sends notice of such redemption to the Holders (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 1, 2016; provided, however, that if the period from the redemption date to June 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)

such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with “—Certain covenants—Limitation on restricted payments;”

(4)

such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)

on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Certain covenants—Limitation on indebtedness” covenant or (2) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global notes

The restricted notes are, and the exchange notes will be, issued in the form of one or more global certificates, known as “Global Notes.” The Global Notes will be deposited on the date of the acceptance for exchange of the restricted notes and the issuance of the exchange notes with, or on behalf of, DTC and registered in the name of Cede & Co, as DTC’s nominee.

Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Persons holding interests in the global securities may hold their interests directly through DTC or indirectly through organizations that are participants in DTC (such as Euroclear and Clearstream).

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have securities represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which the holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the Global Note.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture governing the Notes for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of beneficial interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if

•

DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act; or

•	there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the Notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences resulting from the exchange of restricted notes for notes to be issued pursuant to the exchange offer by a holder of restricted notes that purchased the restricted notes for cash in the initial offering at the original offering price on May 20, 2011. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with restricted notes or notes to be issued pursuant to the exchange offer, as applicable, which are held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, partnerships or other pass-through entities, persons holding restricted notes or notes to be issued pursuant to the exchange offer, as applicable, as a hedge against currency risks, as a position in an integrated transaction or a conversion transaction, or as a position in a “straddle” for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. It also does not deal with persons other than original purchasers of the notes (except where otherwise specifically noted). Persons considering the purchase of the notes to be issued in the exchange offer should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes to be issued pursuant to the exchange offer arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a restricted note or a note to be issued pursuant to the exchange offer, as applicable, that is for U.S. federal income tax purposes (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a note is effectively connected with the conduct of a U.S. trade or business. As used herein, the term “non-U.S. Holder” means a beneficial owner of a restricted note or a note to be issued pursuant to the exchange offer, as applicable, that is not a U.S. Holder. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of any restricted note, the treatment of a partner in that partnership will generally depend upon the status of such partner and the activities of such partnership. Prospective purchasers that are partnerships or that hold the restricted notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences of the exchange offer.

Tax consequences of the exchange offer

The exchange of restricted notes for notes to be issued pursuant to the exchange offer will not constitute a significant modification of the restricted notes and, therefore, will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, the exchange will have no U.S. federal income tax consequences to a holder. Therefore, the holder’s holding period and adjusted tax basis for a note will not be affected and the holder will continue to take into account income, gain, or loss in respect of a note in the same manner as prior to the exchange (as more fully described below).

Additional payments

In certain circumstances (as described under the caption “Description of notes—Optional redemption,” “Description of notes—mandatory offers to purchase” or if we fail to complete the Exchange Offer, as described in more detail in the Registration Rights Agreement), we may be obligated to make payments in excess of stated interest and the principal payable on the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—Sale or other taxable disposition of notes,” and any payments of additional interest in the event we do not comply with our obligations under the registration rights agreement should be taxable as additional ordinary income when received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. In all such instances, our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our position, however, is not binding on the Internal Revenue Service (the “IRS”), and if the IRS were to take a contrary position, holders may be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Holders

Payments of stated interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time such payments are received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than pursuant to this exchange offer), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any gain or loss will generally be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

Information reporting and backup withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives principal and interest payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to timely furnish such holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	has been notified by the IRS that it is subject to backup withholding because it did not report all of its reportable interest or dividends on its tax returns; or

•	otherwise fails to comply with applicable certification requirements.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

Payments of interest

Interest paid on a note to a non-U.S. Holder will not be subject to U.S. federal income or withholding tax provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•

such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	such interest payments are not effectively connected with the conduct by such holder of a trade or business within the United States; and

•	we or our paying agent receives:

•

from such non-U.S. Holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form), which provides the non-U.S. Holder’s name and address and certifies that the non-U.S. Holder is a non-U.S. person; or

•

from a security clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes on behalf of the non-U.S. Holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. Holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to the payor, or the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

If a non-U.S. Holder cannot satisfy the foregoing requirements, payments of interest made to such a non-U.S. Holder generally will be subject to 30% withholding tax unless such non-U.S. Holder provides us or our agent with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the non-U.S. Holder’s country of residence, or (ii) IRS Form W-8ECI stating that interest, paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

Sale or other taxable disposition of notes

Subject to the discussion of backup withholding below, a non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless: (i) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business within the United States, in which case such gain will be treated as discussed below under “—U.S. trade or business;” or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case such non-U.S. Holder may have to pay U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

U.S. trade or business

If interest paid on a note or gain from a disposition of a note is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. permanent establishment to which the interest or gain is attributable), the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if the non-U.S.

Holder were a U.S. Holder. If interest income received with respect to a note is effectively connected with a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment), the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A corporate non-U.S. Holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Information reporting and backup withholding

A non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments that we make to the non-U.S. Holder, provided we do not have actual knowledge or reason to know that such holder is a “United States person” within the meaning of the Code and the holder has given us the statement described above under the caption “—Payments of Interest.” In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to the non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

Backup withholding is not an additional tax, and a non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

PLAN OF DISTRIBUTION

Each broker-dealer that receives notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of notes received for its own account in exchange for restricted notes that had been acquired as a result of market making or other trading activities (“participating broker-dealers”). We have agreed that until up to 180 days after the last date of acceptance of exchange we will make this prospectus, as it may be amended or supplemented, available to any participating broker-dealer for use in connection with any such resale. Any participating broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents or by writing or telephoning the exchange agent at the address or telephone number set forth in the letter of transmittal.

Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by participating broker-dealers under specific circumstances. For example, we may suspend the use of this prospectus if:

•

the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement to which this prospectus relates or initiates any proceedings for that purpose, or

•

any event occurs as a result of which the registration statement to which this prospectus relates or this prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or herein or necessary to make the statements therein or herein, in light of the circumstances under which they were made, not misleading.

If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

We will not receive any proceeds from any sale of notes by broker-dealers or other persons. Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the notes. Any participating broker-dealer that resells notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of these notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and to indemnify the initial purchaser of the restricted notes, the holders of the restricted notes (including participating broker-dealers), their respective affiliates, directors and officers, and each person, if any, who controls any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, against specified liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the notes being issued in the exchange offer and certain of the guarantees will be passed upon for us by Sidley Austin LLP, San Francisco, California. Certain Florida legal matters in connection with certain of the guarantees will be passed upon for us by Akerman Senterfitt, Miami, Florida. Certain Georgia legal matters in connection with certain of the guarantees will be passed upon for us by Morris, Manning & Martin LLP, Atlanta, Georgia. Certain Maryland legal matters in connection with certain of the guarantees will be passed upon for us by Ballard Spahr LLP, Baltimore, Maryland.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file reports, proxy statements, information statements and other information with the SEC. Reports, proxy statements, information statements and other information filed by us with the SEC pursuant to the requirements of the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained from the Public Reference Section of the SEC located at 100 F. Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site that contains reports, proxy statements, information statements and other information regarding us. The SEC’s web site address is http://www.sec.gov. We are a publicly held corporation and our common stock is traded on the New York Stock Exchange under the symbol “CLGX.” Reports, proxy statements, information statements, and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Statements contained or incorporated or deemed to be incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

INCORPORATED BY REFERENCE

We have elected to “incorporate by reference” certain information in this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and until the completion of the exchange offer (other than any documents or portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):

•	our Current Report on Form 8-K, filed with the SEC on January 17, 2012;

•	our Current Report on Form 8-K, filed with the SEC on February 15, 2012;

•	our Current Report on Form 8-K, filed with the SEC on February 28, 2012 (Items 5.03, 8.01 and 9.01);

•	our Current Report on Form 8-K, filed with the SEC on February 28, 2012 (Item 8.01);

•	our Current Report on Form 8-K filed with the SEC on March 19, 2012;

•	our Current Report on Form 8-K filed with the SEC on April 2, 2012;

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012; and

•	our Definitive Proxy Statement for our 2011 Annual Meeting of Stockholders, filed with the SEC on April 18, 2011.

Any statement contained in this prospectus or in a document that is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated, or is deemed to be incorporated, by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

CoreLogic, Inc.

4 First American Way

Santa Ana, California 92707

Telephone: (714) 250-6400

Attention: Dan Smith, Investor Relations

Part II

Information not required in the prospectus

Item 20.	Indemnification of directors and officers

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the registrants are covered by insurance policies maintained and held in effect by CoreLogic, Inc. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Registrant incorporated under Delaware Law

CoreLogic, Inc., CoreLogic Holdings II, Inc. and Statistics Data, Inc. are each incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court deems proper.

CoreLogic, Inc.

Article VI, Section 6.1 of CoreLogic, Inc.’s By-Laws provides for indemnification of persons to the fullest extent permitted by the DGCL.

In accordance with the DGCL, CoreLogic, Inc.’s Amended and Restated Certificate of Incorporation limits the personal liability of its directors for violations of their fiduciary duty. The Amended and Restated Certificate of Incorporation eliminates each director’s liability to CoreLogic, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to CoreLogic, Inc. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws.

From time to time, CoreLogic, Inc. has entered into and may enter indemnification agreements pursuant to which CoreLogic, Inc. agrees to indemnify some of its directors and officers to the fullest extent authorized by applicable law.

CoreLogic Holdings II, Inc.

The Certificate of Incorporation of CoreLogic Holdings II, Inc., as amended, contains no provision for indemnification of directors and officers.

Section 6.4 of the Amended and Restated Bylaws of CoreLogic Holdings II, Inc., as amended, provides that CoreLogic Holdings II, Inc. shall have power to indemnify to the full extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of CoreLogic Holdings II, Inc. or any predecessor of CoreLogic Holdings II, Inc. or serves or served any other enterprise as a director, officer or employee at the request of CoreLogic Holdings II, Inc. or any predecessor of CoreLogic Holdings II, Inc.

Statistics Data, Inc.

The Eighth paragraph of the Certificate of Incorporation of Statistics Data, Inc., as amended, provides that to the fullest extent permitted by the Delaware Statute, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, and that any repeal or modification of the foregoing provisions of the Eighth paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

Section 6.4 of the Amended and Restated Bylaws of Statistics Data, Inc., as amended, provides that Statistics Data, Inc. shall have power to indemnify to the full extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of Statistics Data, Inc. or any predecessor of Statistics Data, Inc. or serves or served any other enterprise as a director, officer or employee at the request of Statistics Data, Inc. or any predecessor of Statistics Data, Inc.

Registrant incorporated under California Law

American Driving Records, Inc. and America’s Innovative Insurance Solutions, Inc. are incorporated under the laws of the State of California. Section 317 of the General Corporation Law of the state of California (the “California Statute”) provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Section 317 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine and no indemnification shall be made of amounts paid in settling or otherwise disposing of a pending action without court approval or of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Where an agent of a corporation is successful on the merits in defense of any proceeding referred to above, the corporation must indemnify the agent against expenses actually and reasonably incurred by the agent. Section 307 of the California Statute further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under the California Statute by him or her.

American Driving Records, Inc.

The Articles of Incorporation of American Driving Records, Inc., as amended, contain no provisions for indemnification of directors and officers.

Article X of the Amended and Restated Bylaws of American Driving Records, Inc., as amended, provides that any person made a party to any action, suit or proceeding, by reason of the fact that he, his or her testator or intestate representative is or was a director, officer or employee of American Driving Records, Inc., or of any corporation in which he or she served as such at the request of American Driving Records, Inc., shall be indemnified by American Driving Records, Inc. against the reasonable expenses, including attorney’s fees, actually and necessarily incurred by such person in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his or her duties, that the foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of Article X, and that the amount of indemnity to which any officer or any director may be entitled shall be fixed by the board of directors, except that in any case where there is no disinterested majority of the board of directors available, the amount shall be fixed by arbitration pursuant to then existing rules of the American Arbitration Association.

America’s Innovative Insurance Solutions, Inc.

Neither the Articles of Incorporation, nor the Bylaws, of America’s Innovative Insurance Solutions, Inc., as amended, contain any provisions for indemnification of directors and officers.

Registrant formed under the California Limited Liability Company Act

CoreLogic Consumer Services, LLC, CoreLogic Dorado, LLC , CoreLogic Solutions, LLC , and LeadClick Media, LLC are limited liability companies formed under the laws of the state of California. Section 17155 of the California Limited Liability Company Act (“CLLCA”) provides that, except for a breach of duty, the articles of organization or written operating agreement of a limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines, or expenses of any kind incurred as a result of acting in that capacity. The CLLCA further provides that a limited liability company shall have power to purchase and maintain insurance on behalf of any manager, member, officer, employee, or agent of the limited liability company against any liability asserted against or incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee, or agent of the limited liability company.

CoreLogic Consumer Services, LLC

Section 8.1 of the Limited Liability Agreement of CoreLogic Consumer Services, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against CoreLogic Information Resources, LLC or any of its affiliates, members, managers and officers (collectively, the “IR Indemnitees”) from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic Information Resources, LLC, but not from any assets of the members of CoreLogic Information Resources, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the IR Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by an IR Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the IR Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the IR Indemnitee within ten (10) days following delivery of a written request therefor by the IR Indemnitee to the company.

CoreLogic Dorado, LLC

Section 8.1 of the Limited Liability Agreement of CoreLogic Dorado, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against the IR Indemnitees from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic Information Resources, LLC, but not from any assets of the members of CoreLogic Information Resources, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the IR Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by an IR Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the IR Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the IR Indemnitee within ten (10) days following delivery of a written request therefor by the IR Indemnitee to the company.

CoreLogic Solutions, LLC

Section 8.1 of the Amended and Restated Operating Agreement of CoreLogic Real Estate Solutions, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against CoreLogic Real Estate Solutions, LLC or any of its affiliates, members, managers and officers (collectively, the “RES Indemnitees”) from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company. Section 8.1 further provides that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the RES Indemnitees as additional or primary insured parties. Section 8.2 provides that the company shall advance all expenses incurred by a RES Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the RES Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 further provides that the advances to be made thereunder shall be paid by the company to the RES Indemnitee within ten (10) days following delivery of a written request therefor by the RES Indemnitee to the company.

LeadClick Media, LLC

Section 8.1 of the Limited Liability Agreement of LeadClick Media, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against the IR Indemnitees from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic Information Resources, LLC, but not from any assets of the members of CoreLogic Information Resources, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the IR Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by an IR Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the IR Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the IR Indemnitee within ten (10) days following delivery of a written request therefor by the IR Indemnitee to the company.

Registrants formed under the Delaware Limited Liability Company Act

CompuNet Credit Services, LLC, CoreLogic Credco, LLC, CoreLogic Credco of Puerto Rico, LLC, CoreLogic Due Diligence, LLC, CoreLogic Information Resources, LLC, CoreLogic SafeRent, LLC, Screeners Advantage, LLC, CoreLogic Flood Services, LLC, CoreLogic Services, LLC, CoreLogic Tax Services, LLC, CoreLogic Valuation Services, LLC, and CoreLogic National Background Data, LLC are each a limited liability company formed under the laws of the state of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to any standards and restrictions, if any, set forth in a company’s limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

CoreLogic Credco, LLC

Section 5.5 of the Limited Liability Company Agreement of CoreLogic Credco, LLC, as amended, provides that the company shall indemnify the Member (as defined in this paragraph below) and each Manager (as defined in this paragraph below) for all costs, losses, liabilities, claims and damages paid or accrued by the Member or any Manager in connection with the business of the company or because such person is the Member or a Manager, to the fullest extent provided or allowed by law. Section 5.5 provides further that the Management Committee (as defined in this paragraph below) shall cause the company to advance costs of participating in any Proceeding (as defined in this paragraph below) to the Member and any Manager, and that the Management Committee may, with the consent of the Member, indemnify all other employees and agents of the company for all costs, losses, liabilities, claims, damages paid or accrued by the agent or employee in connection with the business of the company or because such person is an agent or employee, to the fullest extent provided or allowed by the law. For purposes of this paragraph, “Member” means CoreLogic Information Resources, LLC, “Manager” means each of the four persons appointed by the Member to act as “managers” of the company within the meaning of the Delaware Limited Liability Company Act, “Management Committee” means a committee of the Managers with the authority to manage the company, and “Proceeding” means any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the company, the Member or other person subject to the jurisdiction of such court, arbitrator, or governmental agency.

CoreLogic Flood Services, LLC

Section 5.5 of the Limited Liability Company Agreement of CoreLogic Flood Services, LLC, as amended, provides that the company shall indemnify the Member (as defined in this paragraph below) and each Manager (as defined in this paragraph below) for all costs, losses, liabilities, claims and damages paid or accrued by the Member or any Manager in connection with the business of the company or because such person is the Member or a Manager, to the fullest extent provided or allowed by law. Section 5.5 provides further that the Manager Committee (as defined in this paragraph below) shall cause the company to advance costs of participation in any Proceeding (as defined in this paragraph below) to the Member and any Manager, and that the Management Committee may, with the consent of the Member, indemnify all other employees and agents of the company for all costs, losses, liabilities, claims and damages paid or accrued by the agent or employee in connection with the business of the company or because such person is an agent or employee, to the fullest extent provided or allowed by the law. For purpose of this paragraph, “Member” means CoreLogic Real Estate Solutions, LLC, “Manager” means one or more persons appointed by the Member at any time to act as “managers” of the company within the meaning of the Delaware Limited Liability Company Act, “Management Committee” means a committee of the Managers with the authority to manage the company, and “Proceeding” means any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the company, the Member or other person subject to the jurisdiction of such court, arbitrator, or governmental agency.

CoreLogic Services, LLC

Section 5.5 of the Operating Agreement of CoreLogic Services, LLC, as amended, provides that a Managing Member (as defined in this paragraph below), officer or authorized signatory shall not be liable, responsible, or accountable, in damages or otherwise, to any Member (as defined in this paragraph below) or to the company for any act performed by the Managing Member or officer with respect to company matters, and within the standard of care specified therein, and that the company shall indemnify each Managing Member, officer or authorized signatory for any act performed by the Managing Member, officer or authorized signatory with respect to company matters unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. For purpose of this paragraph, “Member” means CoreLogic Real Estate Solutions, LLC or any person who executes a counterpart to the company’s Operating Agreement as a member, or any person who subsequently is admitted as a member of the company, and “Managing Member” means CoreLogic Real Estate Solutions, LLC.

CoreLogic Tax Services, LLC

Section 8.1 of the Amended and Restated Limited Liability Company Agreement of CoreLogic Tax Services, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against CoreLogic Solutions, LLC or any of its affiliates, members, managers and officers (collectively, the “TS Indemnitees”) from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic Solutions, LLC, but not from any assets of the members of CoreLogic Solutions, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the TS Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by a TS Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the TS Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the TS Indemnitee within ten (10) days following delivery of a written request therefor by the TS Indemnitee to the company.

CoreLogic Valuation Services, LLC

Section 4.5 of the Amended and Restated Limited Liability Agreement of CoreLogic Valuation Services, LLC, as amended, provides that if any Member (as defined in this paragraph below), or any employee, officer, agent or authorized representative of the company is made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason or the fact that it, he or she is or was a Member or an employee, officer, director, shareholder or partner of the company, or the Member (collectively, the “Indemnified Persons”), such party shall be indemnified by the company for any Damages (as defined in this paragraph below) sustained with respect to such action or proceeding, and that the company shall advance such Indemnified Person’s reasonably related expenses to the fullest extent permitted by law. Section 4.5 provides further that the company shall have the power to purchase and maintain insurance on behalf of the Indemnified Persons against any liability asserted against or incurred by them, that no Indemnified Person shall be liability to the company or any other Member for actions taken in good faith, and that the duty of the company to indemnify the Indemnified Persons under Section 4.5 shall be limited to the assets of the company, and that except as otherwise provided in the Amended and Restated Limited Liability Agreement, no recourse shall be available to any Member for satisfaction of such indemnification obligations of the company. For purpose of this paragraph, “Member” means each of CoreLogic Real Estate Solutions, LLC and CoreLogic, Inc., and “Damages” means any and all liabilities, claims, demands, losses, damages, costs and expenses, including court costs and attorney fees.

CompuNet Credit Services, LLC

Section 8.1 of the Limited Liability Agreement of CompuNet Credit Services, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against American Driving Records, Inc. or any of its affiliates, members, managers and officers (collectively, the “ADR Indemnitees”) from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and American Driving Records, Inc. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the ADR Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by an ADR Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the ADR Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the ADR Indemnitee within ten (10) days following delivery of a written request therefor by the ADR Indemnitee to the company.

CoreLogic Credco of Puerto Rico, LLC

Section 8.1 of the Limited Liability Agreement of CoreLogic Credco of Puerto Rico, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against CoreLogic Credco, LLC or any of its affiliates, members, managers and officers (collectively, the “Credco Indemnitees”) from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic Credco, LLC, but not from any assets of the members of CoreLogic Credco, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the Credco Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by a Credco Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the Credco Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the Credco Indemnitee within ten (10) days following delivery of a written request therefor by the Credco Indemnitee to the company.

CoreLogic Due Diligence, LLC

Section 8.1 of the Limited Liability Agreement of CoreLogic Due Diligence, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against the IR Indemnitees from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic Information Resources, LLC, but not from any assets of the members of CoreLogic Information Resources, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the IR Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by a IR Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the IR Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the IR Indemnitee within ten (10) days following delivery of a written request therefor by the IR Indemnitee to the company.

CoreLogic Information Resources, LLC

Section 8.1 of the Limited Liability Agreement of CoreLogic Information Resources, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against CoreLogic, Inc. or any of its affiliates, members, managers and officers (collectively, the “CL Indemnitees”) from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic, Inc., but not from any assets of the members of CoreLogic, Inc. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the CL Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by a CL Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the CL Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the CL Indemnitee within ten (10) days following delivery of a written request therefor by the CL Indemnitee to the company.

CoreLogic SafeRent, LLC

Section 8.1 of the Limited Liability Agreement of CoreLogic SafeRent, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against the IR Indemnitees from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic Information Resources, LLC, but not from any assets of the members of CoreLogic Information Resources, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the IR Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by an IR Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the IR Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the IR Indemnitee within ten (10) days following delivery of a written request therefor by the IR Indemnitee to the company.

Screeners Advantage, LLC

Section 8.1 of the Limited Liability Agreement of Screeners Advantage, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against the IR Indemnitees from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic Information Resources, LLC, but not from any assets of the members of CoreLogic Information Resources, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the IR Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by an IR Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the IR Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the IR Indemnitee within ten (10) days following delivery of a written request therefor by the IR Indemnitee to the company.

CoreLogic National Background Data, LLC

Section 5.6 of the Limited Liability Company Agreement of CoreLogic National Background Data, LLC, as amended, provides that that the company shall indemnify the Member (as defined in this paragraph below) and each Manager (as defined in this paragraph below) for all costs, losses, liabilities, claims and damages paid or accrued by the Member or any Manager in connection with the business of the company or because such person is the Member or a Manager, to the fullest extent provided or allowed by law. Section 5.6 provides further that the Management Committee (as defined in this paragraph below) shall cause CoreLogic National Background Data, LLC to advance costs of participating in any Proceeding (as defined in this paragraph below) to the Member and any Manager, and that the Management Committee may, with the consent of the Member, indemnify all other employees and agents of the company for all costs, losses, liabilities, claims, damages paid or accrued by the agent or employee in connection with the business of the company or because such person is an agent or employee, to the fullest extent provided or allowed by the law. For purposes of this paragraph, “Member” means CoreLogic Information Resources, LLC, “Manager” means each of the three persons appointed by the Member to act as “managers” of the company within the meaning of the Delaware Limited Liability Company Act, “Management Committee” means a committee of the Managers with the authority to manage the company, and “Proceeding” means any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the company, the Member or other person subject to the jurisdiction of such court, arbitrator, or governmental agency.

Registrants incorporated under Florida Law

CoreLogic Commercial Real Estate Services, Inc. is incorporated under the laws of the state of Florida. Section 850 of the Florida Business Corporation Act (the “Florida Statute”) provides that a Florida corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Where a director, officer, employee, or agent of a corporation is successful on the merits or otherwise in defense of any proceeding referred to above, the corporation must indemnify him or her against expenses actually and reasonably incurred.

However, a Florida corporation is not permitted to indemnify any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 834 of the Florida Statute are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 850 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the Florida Statute.

CoreLogic Commercial Real Estate Services, Inc.

Article XI of the Articles of Incorporation of CoreLogic Commercial Real Estate Services, Inc., as amended, provides that the corporation will indemnify any director or officer or any former director or officer, to the fullest extent permitted by law.

Section 6.4 of the Amended and Restated Bylaws of CoreLogic Commercial Real Estate Services, Inc., as amended, provides that CoreLogic Commercial Real Estate Services, Inc. shall have power to indemnify to the full extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of CoreLogic Commercial Real Estate Services, Inc. or any predecessor of CoreLogic Commercial Real Estate Services, Inc. or serves or served any other enterprise as a director, officer or employee at the request of CoreLogic Commercial Real Estate Services, Inc. or any predecessor of CoreLogic Commercial Real Estate Services, Inc.

Registrant formed under the Florida Limited Liability Company Act

CoreLogic Default Information Services, LLC is formed under the laws of the State of Florida. Section 608.4229 of the Florida Limited Liability Company Act (“FLLCA”) provides that, subject to such standards and restrictions set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding that provision, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 (relating to improper distribution to members) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member.

Section 608.4225 of the FLLCA provides that a limited liability company shall not hold a manager or managing member liable for any action taken as a manager or managing member, or any failure to take any action, if the manager or managing member performed the duties of the manager’s or managing member’s position in compliance with the duty of loyalty and duty of care to the company and all of the members of the company.

Section 608.4228 of the FLLCA provides that a limited liability company shall not hold a manager or managing member personally liable for monetary damages to the limited liability company, its members, or any other person for any statement, vote, decision, or failure to act regarding management or policy decisions by a manager or a managing member, unless: (a) the manager or managing member breached or failed to perform the duties as a manager or managing member; and (b) the manager’s or managing member’s breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, (2) a transaction from which the manager or managing member derived an improper personal benefit, either directly or indirectly; (3) a distribution in violation of FLLCA Section 608.426; (4) conscious disregard of the best interest of the limited liability company, or willful misconduct; or (5) recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

CoreLogic Default Information Services, LLC

Section 5.5 of the Operating Agreement of CoreLogic Default Information Services, LLC, as amended, provides that a Manager (as defined in this paragraph below) or officer shall not be liable, responsible, or accountable, in damages or otherwise, to any member of the company or to the company for any act performed by the Manger or officer with respect to company matters and within the standard of care specified therein, and that the company shall indemnify each Manager or officer for any act performed by the Manager or officer with respect to company matters, unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. For purpose of this paragraph, “Manager” means persons who exclusively manage the business, property and affairs of CoreLogic Default Information Services, LLC.

Registrant formed under Georgia Law

Teletrack, LLC is a limited liability company organized under the laws of the State of Georgia. Section 14-11-306 of the Georgia Limited Liability Company Act which provides that subject to the standards and restrictions, if any, set forth in the article of organization or written operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided that a limited liability company shall not have the power to indemnify any member or manager for (i) for his or her intentional misconduct or knowing violation of the law or (ii) for any transaction for which the person received a personal benefit in violation of any provision of a written operating agreement.

Teletrack, LLC

Section 8.1 of the Limited Liability Agreement of Teletrack, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against the IR Indemnitees from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic Information Resources, LLC, but not from any assets of the members of CoreLogic Information Resources, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the IR Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by an IR Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the IR Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the IR Indemnitee within ten (10) days following delivery of a written request therefor by the IR Indemnitee to the company.

Registrant formed under Maryland Limited Liability Company Act

Multifamily Community Insurance Agency, LLC is formed under the laws of the State of Maryland. Section 4A-203 of the Maryland Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member, agent, or employee from and against any and all claims and demands, except in the case of action or failure to act by the member, agent, or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement.

Multifamily Community Insurance Agency, LLC

Section 8.1 of the Limited Liability Agreement of Multifamily Community Insurance Agency, LLC, as amended, provides that the company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against CoreLogic SafeRent, LLC or any of its affiliates, members, managers and officers (collectively, the “SR Indemnitees”) from any liability, loss or damage incurred by it or by the company by reason of any act performed or omitted to be performed by it in connection with the business of the company, including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnification shall be recoverable only from the assets of the company and CoreLogic SafeRent, LLC, but not from any assets of the members of CoreLogic SafeRent, LLC. Section 8.1 provides further that the company may purchase and pay for that insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person engaging in similar business, and name the SR Indemnitees as additional or primary insured parties. Section 8.2 further provides that the company shall advance all expenses incurred by a SR Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1, and that the SR Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized thereby. Section 8.2 provides further that the advances to be made thereunder shall be paid by the company to the SR Indemnitee within ten (10) days following delivery of a written request therefor by the SR Indemnitee to the company.

Item 21.	Exhibits

Exhibit Number	Description

4.1

Indenture for the 7.25% Senior Notes due 2021, dated as of May 20, 2011, by and among CoreLogic, Inc., the Guarantors party thereto and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as Trustee.(1)

4.2	Form of 7.25% Senior Note due 2021 (included in Exhibit 4.1).

4.3	Form of Note Guarantee for 7.25% Senior Note due 2021 (included in Exhibit 4.1).

5.1	Opinion of Sidley Austin LLP as to the validity of the notes to be issued in the exchange offer and certain of the guarantees.(2)

5.2	Opinion of Akerman as to the validity of certain of the guarantees.(2)

5.3	Opinion of Morris, Manning & Martin LLP as to the validity of certain of the guarantees.(3)

5.4	Opinion of Ballard Spahr LLP as to the validity of certain of the guarantees.(3)

12.1	Statement regarding computation of ratio of earnings to fixed charges.(3)

23.1	Consent of PricewaterhouseCooper LLP, independent registered public accounting firm.(2)

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.3	Consent of Akerman (included in Exhibit 5.2).

23.4	Consent of Morris, Manning & Martin LLP (included in Exhibit 5.3).

23.5	Consent of Ballard Spahr LLP (included in Exhibit 5.4).

24.1	Powers of Attorney of CoreLogic, Inc. and the other Guarantors.(3)

24.2

Powers of Attorney of CoreLogic Default Information Services, LLC; CoreLogic Holdings II, Inc.; CoreLogic National Background Data, LLC; and Statistics Data, Inc. (included in the signature pages hereto).

Exhibit Number	Description

25.1

Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, relating to Indenture for the 7.25% Senior Notes due 2021.(3)

99.1	Form of Letter of Transmittal.(2)

99.2	Form of Notice of Guaranteed Delivery.(3)

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(3)

99.4	Form of Letter to Clients.(3)

99.5	Registration Rights Agreement for the 7.25% Senior Notes due 2021, dated as of May 20, 2011, by and among CoreLogic, Inc., the Guarantors party thereto and the initial purchasers.(1)

(1)	Incorporated by reference from CoreLogic, Inc.’s Current Report on Form 8-K filed on May 25, 2011.
(2)	Filed herewith.
(3)	Filed previously.

Item 22.	Undertakings

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), a(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(c)

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in the registration statement when it became effective.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of CoreLogic, Inc. pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 16th day of April, 2012.

CORELOGIC, INC.

By:	*
Name:	Anand K. Nallathambi
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Anand K. Nallathambi	Director, President and Chief Executive Officer (Principal Executive Officer)

* Frank D. Martell	Chief Financial Officer (Principal Financial Officer)

* James L. Balas	Senior Vice President and Corporate Controller (Principal Accounting Officer)

* D. Van Skilling	Chairman of the Board, Director

* J. David Chatham	Director

* Paul F. Folino	Director

* Thomas C. O’Brien	Director

* David F. Walker	Director

* Mary Lee Widener	Director

*By:	/S/ STERGIOS THEOLOGIDES Stergios Theologides As Attorney-in-Fact for the individuals noted above with an asterisk.	April 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 16th day of April, 2012.

AMERICAN DRIVING RECORDS, INC.

AMERICA’S INNOVATIVE INSURANCE SOLUTIONS, INC.

COMPUNET CREDIT SERVICES, LLC

CORELOGIC CONSUMER SERVICES, LLC

CORELOGIC COMMERCIAL REAL ESTATE SERVICES, INC.

CORELOGIC DUE DILIGENCE, LLC

CORELOGIC CREDCO, LLC

CORELOGIC CREDCO OF PUERTO RICO, LLC

CORELOGIC DORADO, LLC

CORELOGIC CREDCO OF PUERTO RICO, LLC

CORELOGIC DEFAULT INFORMATION SERVICES, LLC

CORELOGIC DORADO, LLC

CORELOGIC INFORMATION RESOURCES, LLC

CORELOGIC FLOOD SERVICES, LLC

CORELOGIC HOLDINGS II, INC.

CORELOGIC NATIONAL BACKGROUND DATA, LLC

CORELOGIC SAFERENT, LLC

CORELOGIC SERVICES, LLC

CORELOGIC SOLUTIONS, LLC

CORELOGIC TAX SERVICES, LLC

CORELOGIC VALUATION SERVICES, LLC

LEADCLICK MEDIA, LLC

MULTIFAMILY COMMUNITY INSURANCE AGENCY, LLC

SCREENERS ADVANTAGE, LLC

STATISTICS DATA, INC.

TELETRACK, LLC

By:	/s/ STERGIOS THEOLOGIDES
Stergios Theologides, Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the undersigned officers and sole director of American Driving Records, Inc. in the capacities and on the dates indicated.

Name	Title	Date

* John Bauer	Sole Director, President and Chief Operating Officer (Principal Executive Officer)

/S/ STERGIOS THEOLOGIDES Stergios Theologides	Senior Vice President and Secretary	April 16, 2012

* David R. Hayes	Vice President, Treasurer

* John Stancil	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ STERGIOS THEOLOGIDES Stergios Theologides As Attorney-in-Fact for the individuals noted above with an asterisk.	April 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the undersigned officers and sole director of American Driving Records, Inc. which is the sole member of CompuNet Credit Services, LLC in the capacities and on the dates indicated.

Name	Title	Date

* John Bauer	Sole Director, President and Chief Operating Officer (Principal Executive Officer)

/S/ STERGIOS THEOLOGIDES Stergios Theologides	Senior Vice President and Secretary	April 16, 2012

* David R. Hayes	Vice President, Treasurer

* John Stancil	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ STERGIOS THEOLOGIDES Stergios Theologides As Attorney-in-Fact for the individuals noted above with an asterisk.	April 16, 2012

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the undersigned officers and directors of America’s Innovative Insurance Solutions, Inc. in the capacities and on the dates indicated.

Name	Title	Date

* Vicki Chenault	Director and President (Principal Executive Officer)

/S/ STERGIOS THEOLOGIDES Stergios Theologides	Director, Senior Vice President and Secretary	April 16, 2012

* David R. Hayes	Director, Vice President, Finance and Treasurer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ STERGIOS THEOLOGIDES Stergios Theologides As Attorney-in-Fact for the individuals noted above with an asterisk.	April 16, 2012

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the undersigned officers and managers of CoreLogic Credco, LLC in the capacities and on the dates indicated.

Name	Title	Date

* John Bauer	Manager, President (Principal Executive Officer)

* John Stancil	Manager and Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)

* David R. Hayes	Vice President and Treasurer

/S/ STERGIOS THEOLOGIDES Stergios Theologides	Senior Vice President and Secretary	April 16, 2012

*By:	/S/ STERGIOS THEOLOGIDES Stergios Theologides As Attorney-in-Fact for the individuals noted above with an asterisk.	April 16, 2012

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the undersigned officers and managers of CoreLogic Credco, LLC, which is the sole member of CoreLogic Credco of Puerto Rico, LLC, in the capacities and on the dates indicated.

Name	Title	Date

* John Bauer	Manager, President (Principal Executive Officer)

* John Stancil	Manager and Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)

* David R. Hayes	Vice President and Treasurer

/S/ STERGIOS THEOLOGIDES Stergios Theologides	Senior Vice President and Secretary	April 16, 2012

*By:	/S/ STERGIOS THEOLOGIDES Stergios Theologides As Attorney-in-Fact for the individuals noted above with an asterisk.	April 16, 2012

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the undersigned officers and directors of CoreLogic, Inc., the direct and indirect sole member of CoreLogic Consumer Services, LLC, CoreLogic Due Diligence, LLC, CoreLogic Dorado, LLC, CoreLogic Information Resources, LLC, CoreLogic Flood Services, LLC, CoreLogic SafeRent, LLC, CoreLogic Services, LLC, CoreLogic Solutions, LLC, CoreLogic Tax Services, LLC, CoreLogic Valuation Services, LLC, LeadClick Media, LLC, Multifamily Community Insurance Agency, LLC, Screeners Advantage, LLC, Teletrack, LLC in the capacities and on the dates indicated.

Name	Title	Date

* Anand K. Nallathambi	President and Chief Executive Officer of CoreLogic, Inc. (Principal Executive Officer)

* Frank D. Martell	Chief Financial Officer of CoreLogic, Inc. (Principal Financial Officer)

* James L. Balas	Senior Vice President and Corporate Controller of CoreLogic, Inc. (Principal Accounting Officer)

* D. Van Skilling	Chairman of the Board, Director of CoreLogic, Inc.

* J. David Chatham	Director of CoreLogic, Inc.

* Paul F. Folino	Director of CoreLogic, Inc.

* Thomas C. O’Brien	Director of CoreLogic, Inc.

* David F. Walker	Director of CoreLogic, Inc.

* Mary Lee Widener	Director of CoreLogic, Inc.

*By:	/S/ STERGIOS THEOLOGIDES Stergios Theologides As Attorney-in-Fact for the individuals noted above with an asterisk.	April 16, 2012

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the undersigned officers and directors of CoreLogic Commercial Real Estate Services, Inc. in the capacities and on the dates indicated.

Name	Title	Date

* Anand K. Nallathambi	President and Chief Executive Officer (Principal Executive Officer)

* Frank D. Martell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Barry M. Sando	Director and Executive Vice President

/S/ STERGIOS THEOLOGIDES Stergios Theologides	Senior Vice President and Secretary	April 16, 2012

* David R. Hayes	Vice President, Treasurer

* James L. Balas	Senior Vice President and Controller

*By:	/S/ STERGIOS THEOLOGIDES Stergios Theologides As Attorney-in-Fact for the individuals noted above with an asterisk.	April 16, 2012

SIGNATURES AND

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

We, the undersigned officers and sole director of CoreLogic Holdings II, Inc., hereby severally constitute and appoint Frank D. Martell and Stergios Theologides, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the above-named registrants to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Name	Title	Date

/S/ ANAND K. NALLATHAMBI Anand K. Nallathambi	Sole Director, President and Chief Executive Officer (Principal Executive Officer)	April 16, 2012

/S/ STERGIOS THEOLOGIDES Stergios Theologides	Senior Vice President and Secretary	April 16, 2012

/S/ DAVID R. HAYES David R. Hayes	Vice President and Treasurer (Principal Financial Officer)	April 16, 2012

/S/ JAMES L. BALAS James L. Balas	Senior Vice President and Controller (Principal Accounting Officer)	April 16, 2012

SIGNATURES AND

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

We, the undersigned officers and manager of CoreLogic Default Information Services, LLC hereby severally constitute and appoint Frank D. Martell and Stergios Theologides, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the above-named registrants to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Name	Title	Date

/S/ KEVIN WALL Kevin Wall	Manager, President (Principal Executive Officer)	April 16, 2012

/S/ DAVID R. HAYES David R. Hayes	Vice President, Finance and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 16, 2012

/S/ STERGIOS THEOLOGIDES Stergios Theologides	Senior Vice President and Secretary	April 16, 2012

SIGNATURES AND

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

We, the undersigned officers and managers of CoreLogic National Background Data, LLC hereby severally constitute and appoint Frank D. Martell and Stergios Theologides, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the above-named registrants to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Name	Title	Date

/S/ JOHN BAUER John Bauer	Manager, President (Principal Executive Officer)	April 16, 2012

/S/ DAVID R. HAYES David R. Hayes	Vice President, Finance and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 16, 2012

/S/ STERGIOS THEOLOGIDES Stergios Theologides	Manager, Senior Vice President and Secretary	April 16, 2012

SIGNATURES AND

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

We, the undersigned officers and director of Statistics Data, Inc. hereby severally constitute and appoint Frank D. Martell and Stergios Theologides, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the above-named registrants to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Name	Title	Date

/S/ ANAND K. NALLATHAMBI Anand K. Nallathambi	President and Chief Executive Officer (Principal Executive Officer)	April 16, 2012

/S/ DAVID R. HAYES David R. Hayes	Vice President and Treasurer (Principal Financial Officer)	April 16, 2012

/S/ JAMES L. BALAS James L. Balas	Senior Vice President and Controller (Principal Accounting Officer)	April 16, 2012

/S/ GEORGE LIVERMORE George Livermore	Director	April 16, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

4.1

Indenture for the 7.25% Senior Notes due 2021, dated as of May 20, 2011, by and among CoreLogic, Inc., the Guarantors party thereto and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as Trustee.(1)

4.2	Form of 7.25% Senior Note due 2021 (included in Exhibit 4.1).

4.3	Form of Note Guarantee for 7.25% Senior Note due 2021 (included in Exhibit 4.1).

5.1	Opinion of Sidley Austin LLP as to the validity of the notes to be issued in the exchange offer and certain of the guarantees.(2)

5.2	Opinion of Akerman as to the validity of certain of the guarantees.(2)

5.3	Opinion of Morris, Manning & Martin LLP as to the validity of certain of the guarantees.(3)

5.4	Opinion of Ballard Spahr LLP as to the validity of certain of the guarantees.(3)

12.1	Statement regarding computation of ratio of earnings to fixed charges.(3)

23.1	Consent of PricewaterhouseCooper LLP, independent registered public accounting firm.(2)

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.3	Consent of Akerman (included in Exhibit 5.2).

23.4	Consent of Morris, Manning & Martin LLP (included in Exhibit 5.3).

23.5	Consent of Ballard Spahr LLP (included in Exhibit 5.4).

24.1	Powers of Attorney of CoreLogic, Inc. and the other Guarantors.(3)

24.2

Powers of Attorney of CoreLogic Default Information Services, LLC; CoreLogic Holdings II, Inc.; CoreLogic National Background Data, LLC; and Statistics Data, Inc. (included in the signature pages hereto).

25.1

Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, relating to Indenture for the 7.25% Senior Notes due 2021.(3)

99.1	Form of Letter of Transmittal.(2)

99.2	Form of Notice of Guaranteed Delivery.(3)

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(3)

99.4	Form of Letter to Clients.(3)

99.5	Registration Rights Agreement for the 7.25% Senior Notes due 2021, dated as of May 20, 2011, by and among CoreLogic, Inc., the Guarantors party thereto and the initial purchasers.(1)

(1)	Incorporated by reference from CoreLogic, Inc.’s Current Report on Form 8-K filed on May 25, 2011.
(2)	Filed herewith.
(3)	Filed previously.